Exhibit 10.1
TERM LOAN CREDIT AGREEMENT
Dated as of June 23, 2022
among
PHILIP MORRIS INTERNATIONAL INC.
and
THE INITIAL LENDERS NAMED HEREIN
and
CITIBANK EUROPE PLC, UK BRANCH,
as Facility Agent
and
CITIBANK, N.A., LONDON BRANCH
and
BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY,
as Joint Lead Arrangers and Joint Bookrunners

4. REPRESENTATIONS AND WARRANTIES	41
4.1. Representations and Warranties of PMI	41
5. COVENANTS OF PMI	43
5.1. Affirmative Covenants	43
5.2. Negative Covenants	45
6. EVENTS OF DEFAULT	46
6.1. Events of Default	46
6.2. Lenders’ Rights upon Event of Default	48
7. THE FACILITY AGENT	49
7.1. Authorization and Action	49
7.2. Facility Agent’s Reliance, Etc	49
7.3. Citi and Affiliates	50
7.4. Lender Credit Decision	50
7.5. Indemnification	53
7.6. Successor Facility Agent	54
7.7. Arrangers	55
7.8. Certain ERISA Matters	55
8. GUARANTY	56
8.1. Guaranty	56
8.2. Guaranty Absolute	57
8.3. Waivers	57
8.4. Continuing Guaranty	58
9. MISCELLANEOUS	58
9.1. Amendments, Etc	58
9.2. Notices, Etc	58
9.3. No Waiver; Remedies	60
9.4. Costs and Expenses	60
9.5. Right of Set-Off	61
9.6. Binding Effect	62
9.7. Assignments and Participations	62
9.8. Designated Subsidiaries	66
9.9. Governing Law	66
9.10. Execution in Counterparts	66
9.11. Jurisdiction, Etc	66
9.12. Confidentiality	68
9.13. Integration	68
9.14. USA Patriot Act Notice, Etc	68

ii

9.15. Judgment	69
9.16. Acknowledgement and Consent to Bail-In of Certain Financial Institutions	69

SCHEDULES
Schedule 1    List of Applicable Lending Offices
Schedule 2    Certain Subsidiary Information
Schedule 3    Commitments
Schedule 4     [Reserved]
Schedule 5     Funding Mechanics

EXHIBITS
Exhibit A    Form of Note
Exhibit B    Form of Notice of Borrowing
Exhibit C    Form of Assignment and Acceptance
Exhibit D    Form of Designation Agreement
Exhibit E-1    Form of Opinion of Counsel for PMI
Exhibit E-2    Form of Opinion of Counsel for PMI
Exhibit E-3    Form of Opinion of Counsel for PMI
Exhibit F    Form of Opinion of Counsel for Designated Subsidiary
Exhibit G    Form of Interest Election Request
Exhibit H    Form of Confidentiality Agreement
iii

THIS AGREEMENT was made on June 23, 2022
AMONG
(1)    PHILIP MORRIS INTERNATIONAL INC., a Virginia corporation (“PMI”);
(2)    THE FINANCIAL INSTITUTIONS AND OTHER INSTITUTIONAL LENDERS (the “Initial Lenders”) listed on the signature pages hereof; and
(3)    CITIBANK EUROPE PLC, UK BRANCH (“Citi”), as facility agent (the “Facility Agent”).
IT IS AGREED:
1.DEFINITIONS AND ACCOUNTING TERMS
1.1.Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
“3-Year Tranche Advance” has the meaning set forth in Section 2.1(a).
“3-Year Tranche Commitment” means, for each Lender, (a) the Euro amount set forth under “3-Year Tranche Commitment” opposite such Lender’s name on Schedule 3 hereof or (b) if such Lender has entered into an Assignment and Acceptance, the Euro amount set forth for such Lender in the Register maintained by the Facility Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Section 2.14.
“3-Year Tranche Lender” means a Lender that has a 3-Year Tranche Commitment or holds a 3-Year Tranche Advance.
“5-Year Tranche Advance” has the meaning set forth in Section 2.1(b).
“5-Year Tranche Commitment” means, for each Lender, (a) the Euro amount set forth under “5-Year Tranche Commitment” opposite such Lender’s name on Schedule 3 hereof or (b) if such Lender has entered into an Assignment and Acceptance, the Euro amount set forth for such Lender in the Register maintained by the Facility Agent pursuant to Section 9.7(d), in each case as such amount may be reduced pursuant to Section 2.14.
“5-Year Tranche Lender” means a Lender that has a 5-Year Tranche Commitment or holds a 5-Year Tranche Advance.
“Acquisition” means the acquisition by the Offeror of up to 100% of the Target Shares pursuant to (i) the Offer, in accordance with and on the terms of the Acquisition Documents, (ii) purchases in the open market, (iii) the Squeeze Out Procedure and/or (iv) a private sale, contribution or transfer.

“Acquisition Closing Date” means the date of the initial settlement for the Offer on which the first payment is made to the shareholders of the Target as required by the Offer.
“Acquisition Documents” means (i) the Announcement, (ii) the Offer Document, and (iii) any additional press release by PMI or any of its Subsidiaries, revised offer document or supplemental offer documentation regarding the Offer.
“Advance” means an advance by a Lender to any Borrower as part of a Borrowing.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Agency Fee Letter” means that certain Agency Fee Letter dated as of May 20, 2022, among PMI and Citibank Europe PLC, UK Branch.
“Announcement” means the press announcement released on May 11, 2022 by Philip Morris Holland Holdings B.V., a wholly owned indirect subsidiary of PMI, announcing the Offer in accordance with the Offer Regulations.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to PMI, any Borrower or any of their respective affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Interest Rate Margin” means, from time to time, the applicable rate per annum equal to:
(i)     with respect to the 3-Year Tranche Advances, 0.55%; provided, that if at least one Debt Rating is below A- or A3, respectively, the Applicable Interest Rate Margin shall be equal to (x) the product of (1) 0.075% and (2) the total number of downgrades in Debt Rating from A- or A3, respectively, by each Moody’s and S&P plus (y) 0.55%;
(ii)     with respect to the 5-Year Tranche Advances, 0.65%; provided, that if at least one Debt Rating is below A- or A3, respectively, the Applicable Interest Rate Margin shall be equal to (x) the product of (1) 0.075% and (2) the total number of downgrades in Debt Rating from A- or A3, respectively, by each Moody’s and S&P plus (y) 0.65%;
provided, further, that, in each case, PMI will notify the Facility Agent promptly of any change in Debt Rating that would result in a change in the Applicable Interest Rate Margin.
“Applicable Lending Office” means, with respect to each Lender, such Lender’s lending office or offices set forth on Schedule 1 hereto or in the Assignment and Acceptance pursuant to which it became a Lender, or such other office or offices of such Lender as such Lender may from time to time specify to PMI and the Facility Agent.

“Arrangers” means Citibank, N.A., London Branch and Bank of America Europe Designated Activity Company.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Facility Agent, in substantially the form of Exhibit C hereto.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, (x) if any then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an Interest Period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to clause (e) of Section 2.8.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Benchmark” means, initially, EURIBOR; provided that if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to EURIBOR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to clause (b) or (c) of Section 2.8. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.
“Benchmark Replacement” means, for any Available Tenor, the sum of: (x) the alternate benchmark rate that has been selected by the Facility Agent and PMI as the replacement for the then-current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in Euro at such time and (y) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Facility Agent and PMI giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in Euro at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.
For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” means the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (a) or (b) of that definition has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.8 and (y) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder in accordance with Section 2.8.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by 31 C.F.R. § 1010.230.
“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States (or any successor).
“Borrowers” means, collectively, PMI and each Designated Subsidiary that shall become a party to this Agreement pursuant to Section 9.8.
“Borrowing” means a borrowing consisting of simultaneous Advances of the same Tranche made by each of the Lenders pursuant to Section 2.2(a).
“Bridge Credit Agreement” means PMI’s existing 364-Day Bridge Credit Agreement, dated as of May 11, 2022 (as amended, restated, supplemented or otherwise modified from time to time), among PMI, Citibank Europe PLC, UK Branch, as facility agent and the lenders from time to time party thereto.
“Business Day” means a day on which banks are open for business in London, Stockholm and the Trans-European Automated Real-time Gross settlement Express Transfer System (TARGET) is operating.
“Certain Funds Covenants” means the covenants set forth in Sections 5.1(d) and (e); provided that, for the avoidance of doubt, to the extent such covenants apply to PMI or any other Borrower, such covenants shall not apply to the Target and its Subsidiaries prior to the Control Date.
“Certain Funds Events of Default” means any continuing Event of Default, in each case relating to PMI and any other Borrower (and, for the avoidance of doubt, excluding the Target and its Subsidiaries and excluding any Event of Default or procurement obligation with respect to the Target and its Subsidiaries) arising under Section 6.1(a) (but only with respect to an Event of Default in the payment of principal or interest and if, with respect to an Event of Default in the payment of principal, such Event of Default shall remain unremedied for five Business Days after the occurrence thereof), Section 6.1(b) (but only to the extent arising from a Certain Funds Representation) if such Event of Default shall remain unremedied for 30 days after the occurrence thereof, Section 6.1(c) (but only to the extent arising from a Certain Funds Covenant) if such Event of Default is continuing on the Initial Funding Date or on the date of borrowing of any subsequent Advance), 6.1(e) (but solely as it relates to a Borrower) or 6.1(h)(ii).
“Certain Funds Period” means the period commencing on the date of the Announcement and ending on the earliest to occur of one or more of the following events:
(a)    the Commitment Longstop Date;
(b)    the date on which PMI (or any of its Affiliates) determines and notifies the Facility Agent in writing (which notification shall be provided as soon as reasonably practicable after making such determination) that the Offer has lapsed, terminated or been withdrawn; or

(c)     the Control Date.
“Certain Funds Representations” means the representations and warranties set forth in Section 4.1(a) (as to due organization and valid existence only), (b)(i), (d) and (j); provided that, for the avoidance of doubt, to the extent such representations and warranties apply to PMI or any of its Subsidiaries, such representations and warranties shall not apply to the Target and its Subsidiaries prior to the Control Date.
“Citi” has the meaning specified in the preamble.
“Commitment Longstop Date” means December 31, 2023.
“Commitments” means the 3-Year Tranche Commitments and the 5-Year Tranche Commitments.
“Conforming Changes” means, with respect to the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including, without limitation, changes to the definition of Business Day, the definition of Interest Period, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of breakage provisions, the formula for calculating any successor rates identified pursuant to the definition of Benchmark Replacement, the formula, methodology or convention for applying the successor Floor to the successor Benchmark Replacement, and other technical, administrative or operational matters) that the Facility Agent, in consultation with PMI, decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Facility Agent in a manner substantially consistent with market practice (or, if the Facility Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Facility Agent, in consultation with PMI, determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Facility Agent, in consultation with PMI, decides is reasonably necessary in connection with the administration of this Agreement).
“Consolidated Tangible Assets” means the total assets appearing on a consolidated balance sheet of PMI and its Subsidiaries, less goodwill and other intangible assets and the noncontrolling interests of other Persons in such Subsidiaries, all as determined in accordance with accounting principles generally accepted in the United States, except that if there has been a material change in an accounting principle as compared to that applied in the preparation of the financial statements of PMI and its Subsidiaries as at and for the year ended December 31, 2021, then such new accounting principle shall not be used in the determination of Consolidated Tangible Assets. A material change in an accounting principle is one that, in the year of its adoption, changes Consolidated Tangible Assets at any quarter in such year by more than 10%.

“Control Date” means the date on which the Offeror holds and controls 100% of the outstanding Target Shares (including by way of advance access in any squeeze-out proceedings).
“Debt” means, without duplication, (a) indebtedness for borrowed money or for the deferred purchase price of property or services, whether or not evidenced by bonds, debentures, notes or similar instruments, (b) obligations as lessee under leases that, in accordance with accounting principles generally accepted in the United States, are recorded as capital leases, (c) obligations as an account party or applicant under letters of credit (other than trade letters of credit incurred in the ordinary course of business) to the extent such letters of credit are drawn and not reimbursed within five Business Days of such drawing, (d) the aggregate principal (or equivalent) amount of financing raised through outstanding securitization financings of accounts receivable, and (e) obligations under direct or indirect guaranties in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss (including by way of (i) granting a security interest or other Lien on property or (ii) having a reimbursement obligation under or in respect of a letter of credit or similar arrangement (to the extent such letter of credit is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation), in either case in respect of, indebtedness or obligations of any other Person of the kinds referred to in clause (a), (b), (c) or (d) above). For the avoidance of doubt, the following shall not constitute “Debt” for purposes of this Agreement: (A) any obligation that is fully non-recourse to PMI or any of its Subsidiaries, (B) intercompany debt of PMI or any of its Subsidiaries, (C) any appeal bond or other arrangement to secure a stay of execution on a judgment or order, provided that any such appeal bond or other arrangement issued by a third party in connection with such arrangement shall constitute Debt to the extent PMI or any of its Subsidiaries has a reimbursement obligation to such third party that is not collateralized by assets (other than Operating Assets) having a fair value equal to the amount of such reimbursement obligation, (D) unpaid judgments, or (E) defeased indebtedness.
“Debt Rating” means, as of any date of determination, the rating as determined by S&P or Moody’s of PMI’s senior unsecured long-term debt.
“Default” means any event specified in Section 6.1 that would constitute an Event of Default but for the requirement that notice be given or time elapse or both.
“Defaulting Lender” means any Lender that has (a) failed to fund any portion of its Advances within one Business Day of the date required to be funded by it hereunder, (b) notified the Borrowers, the Facility Agent or any Lender in writing, or otherwise indicated through a public statement, that it does not intend to comply with its funding obligations generally under agreements in which it commits to extend credit, (c) failed, within two Business Days after request by the Facility Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Advances, (d) otherwise failed to pay over to the Facility Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e)(i) become insolvent or has a parent company that has become insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (iii) become the subject of a Bail-in Action. No Lender shall be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in such Lender or a parent company thereof by a governmental authority or an instrumentality thereof.

“Delisting” means the date on which the Target Shares are delisted from the Nasdaq Stockholm stock exchange.
“Designated Subsidiary” means any wholly-owned Subsidiary of PMI designated for borrowing privileges under this Agreement pursuant to Section 9.8.
“Designation Agreement” means, with respect to any Designated Subsidiary, an agreement in the form of Exhibit D hereto signed by such Designated Subsidiary and PMI.
“Dollars” and the “$” sign each means lawful currency of the United States of America.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country or such other jurisdiction required by the Bail-In Legislation which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Effective Date” has the meaning specified in Section 3.1.
“Eligible Assignee” means (a) a Lender or any affiliate of a Lender that is a Qualifying Bank; or (b) any bank or other financial institution, or any other Person, which has been approved in writing by PMI as an Eligible Assignee for purposes of this Agreement; provided that (i) PMI’s approval shall not be required at any time (x) during the Certain Funds Period if a Certain Funds Event of Default has occurred and is continuing or (y) after the Certain Funds Period if an Event of Default has occurred and is continuing and (ii) PMI may withhold its approval if PMI reasonably believes that an assignment to such Eligible Assignee pursuant to Section 9.7 would result in the incurrence of increased costs payable by any Borrower pursuant to Section 2.16 or 2.19; provided, further that PMI shall not provide its approval of any proposed Eligible Assignee that has a credit rating below BBB- by Standard & Poor’s or Baa3 by Moody’s and PMI shall provide its approval of any proposed Eligible Assignee that is a lender under any Existing Revolving Credit Agreement or the Bridge Credit Agreement, in each case, as of the Effective Date.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of any Borrower’s controlled group, or under common control with any Borrower, within the meaning of Section 414 of the Internal Revenue Code.
“ERISA Event” means (a) (i) the occurrence with respect to a Plan of a reportable event, within the meaning of Section 4043 of ERISA, unless the 30-day notice requirement with respect thereto has been waived by the Pension Benefit Guaranty Corporation (or any successor) (“PBGC”), or (ii) the requirements of subsection (1) of Section 4043(b) of ERISA (without regard to subsection (2) of such section) are met with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days, (b) the application for a minimum funding waiver with respect to a Plan, (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (d) the cessation of operations at a facility of any Borrower or any of its ERISA Affiliates in the circumstances described in Section 4062(e) of ERISA, (e) the withdrawal by any Borrower or any of its ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (f) the conditions set forth in Section 430(k) of the Internal Revenue Code or Section 303(k) or 4068 of ERISA to the creation of a lien upon property or rights to property of any Borrower or any of its ERISA Affiliates for failure to make a required payment to a Plan are satisfied, (g) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Internal Revenue Code or Section 302 of ERISA), whether or not waived, or a determination that any Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Internal Revenue Code or Section 303 of ERISA) or (h) the termination of a Plan by the PBGC pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, a Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EURIBOR” means an interest rate per annum equal to either:

(a)    the applicable Screen Rate as of 11:00 A.M. (Brussels time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period, or
(b)    if the applicable Screen Rate shall not be available for the applicable Interest Period, but shall be available for Interest Periods of a longer and shorter duration, then EURIBOR shall be the Interpolated Rate; provided that, if EURIBOR is below zero, then EURIBOR will be deemed to be zero, subject, however, to the provisions of Section 2.8.
“Euro” and the “€” sign each mean the single currency of the Participating Member States.
“Event of Default” has the meaning specified in Section 6.1.
“Existing Revolving Credit Agreement” means (i) PMI’s existing Credit Agreement, dated as of February 12, 2013 (as amended, restated, supplemented or otherwise modified from time to time) among PMI, Citibank Europe PLC, UK Branch, as administrative agent, and the lenders and other parties from time to time party thereto, (ii) PMI’s existing Credit Agreement, dated as of February 10, 2020 (as amended, restated, supplemented or otherwise modified from time to time) among PMI, Citibank Europe PLC, UK Branch, as facility agent, and the lenders and other parties from time to time party thereto and (iii) PMI’s existing Credit Agreement, dated as of September 29, 2021 (as amended, restated, supplemented or otherwise modified from time to time), among PMI, Citibank Europe PLC, UK Branch, as facility agent, Citibank, N.A. as swingline agent and the lenders and other parties from time to time party thereto.
“Facility” means, at any time, the aggregate amount of the Lenders’ Commitments and Advances at such time.
“Facility Agent” has the meaning specified in the preamble.
“Facility Agent’s Account” means any account of Citi, as is designated in writing from time to time by Citi, to PMI and the Lenders for such purpose.
“FATCA” means (i) Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement, or any amended or successor version that is substantively comparable and, in each case, any regulations promulgated thereunder or official interpretations thereof, and (ii) any intergovernmental agreement entered into by two or more governmental authorities with respect to the implementation of Sections 1471 through 1474 of the Internal Revenue Code, or any amended or successor version that is substantively comparable and, in each case, any legislation, regulations or official interpretations thereof.
“FATCA Deduction” means a deduction or withholding from a payment under this Agreement required by FATCA.

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction.
“Federal Bankruptcy Code” means the United States Bankruptcy Reform Act of 1978, as amended from time to time.
“Federal Funds Effective Rate” means, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee and Engagement Letter” means that certain Fee and Engagement Letter dated as of May 20, 2022, among PMI, Citibank, N.A., London Branch, Citibank Europe PLC, UK Branch and Bank of America Europe Designated Activity Company.
“Floor” means the benchmark rate floor, if any, provided in this Agreement initially (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to EURIBOR.
“Guaranty” has the meaning specified in Section 8.1.
“Home Jurisdiction Withholding Taxes” means (a) in the case of PMI, withholding for United States income taxes, United States back-up withholding taxes and United States withholding taxes and (b) in the case of a Designated Subsidiary, withholding taxes imposed by the jurisdiction under the laws of which such Designated Subsidiary is organized or any political subdivision thereof.
“Initial Advance” has the meaning specified in the definition of “Initial Funding Date”.
“Initial Funding Date” means the first date during the Certain Funds Period on which an Advance is made pursuant to Section 2.1(a) or (b), and such Advance the “Initial Advance”.
“Initial Lenders” has the meaning specified in the preamble.
“Interest Election Request” shall mean a request by the Company to continue a Borrowing in accordance with Section 2.9.
“Interest Period” means for each Advance comprising part of the same Borrowing, the period commencing on the date of such Advance and ending on the last day of the period selected by the applicable Borrower pursuant to the provisions below. The duration of such Interest Period for an Advance shall be one, three or six months, or, if available to all Lenders, twelve months; provided, however, that:

(a)    such Borrower may not select any Interest Period that ends after the Termination Date;
(b)    whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the immediately preceding Business Day; and
(c)    whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.
“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.
“Interpolated Rate” means at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen Rate available for deposits in Euro) determined by the Facility Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the applicable rate for the longest period (for which the rate is available for Euro) that is shorter than the relevant Interest Period and (b) the applicable rate for the shortest period (for which the rate is available for Euro) that exceeds the relevant Interest Period, in each case, as of such time.
“Lenders” means the Initial Lenders and their respective successors, which are Qualifying Banks or which have been approved in writing by PMI, and permitted assignees.
“Lien” has the meaning specified in Section 5.2(a).
“Loan Documents” means this Agreement, the Agency Fee Letter, any Designation Agreement, any promissory notes executed and delivered pursuant to Section 2.9(e) and any amendments, waivers, supplements or other modifications to any of the foregoing.
“Major Subsidiary” means any Subsidiary (a) more than 50% of the voting securities of which is owned directly or indirectly by PMI, (b) which is organized and existing under, or has its principal place of business in, the United States or any political subdivision thereof, any country which is a member of the European Union on the date hereof or any political subdivision thereof, or the United Kingdom, Switzerland or Japan or any of their respective political subdivisions, and (c) which has at any time total assets (after intercompany eliminations) exceeding $1,000,000,000.
“Margin Stock” means margin stock, as such term is defined in Regulation U.

“Maturity Date” means (i) with respect to the 3-Year Tranche Advances, the date that is 3 years after the earliest of (x) the Initial Funding Date, (y) 9 months after the Effective Date and (z) the Acquisition Closing Date and (ii) with respect to the 5-Year Tranche Advances, June 23, 2027.
“Minimum Acceptance Condition” means that the number of acceptances received by the Offeror in respect of the Offer from shareholders of the Target in respect of the Target Shares and/or Target Shares otherwise acquired or owned by the Offeror (or to be acquired or owned by the Offeror on the date the payment is made by the settlement agent to the shareholders in connection with the Offer) exceeds 90% of the total issued and outstanding Target Shares.
“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.
“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions, such plan being maintained pursuant to one or more collective bargaining agreements.
“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and at least one Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.
“Note” means a promissory note of any Borrower payable to the order of any Lender, delivered pursuant to a request made under Section 2.21(a) in substantially the form of Exhibit A hereto, evidencing the aggregate indebtedness of such Borrower to such Lender resulting from the Advances made by such Lender to such Borrower.
“Notice of Borrowing” has the meaning specified in Section 2.3(a).
“Obligations” has the meaning specified in Section 8.1.
“Offer” means the takeover offer under the Offer Regulations to all holders of the Target Shares made by the Offeror as a voluntary offer pursuant to the terms of the Acquisition Documents, as that offer and/or those Acquisition Documents may from time to time be amended, extended, revised or waived in accordance with the terms of the Loan Documents.
“Offeror” means Philip Morris Holland Holdings B.V., which is indirectly 100% owned and controlled by PMI and as described in the Announcement.
“Offer Document” means the offer document (Sw. Erbjudandehandling) to be provided in respect of the Offer.

“Offer Regulations” means the Swedish Takeover Act (Sw. lag (2006:451) om offentliga uppköpserbjudanden på aktiemarknaden), the Swedish Financial Instruments Trading Act (Sw. lag (1991:980) om handel med finansiella instrument) and the Nasdaq Stockholm’s Takeover Rules issued 1 April 2018 (as amended) and the Swedish Securities Council (Sw. Aktiemarknadsnämnden) rulings regarding interpretation and application of the Takeover Rules, including, where applicable, the Swedish Securities Council’s interpretation and application of the formerly applicable Rules on Public Offers for the Acquisition of Shares issued by the Swedish Industry and Commerce Stock Exchange Committee (Sw. Näringslivets Börskommitté).
“Operating Assets” means, for any accounting period, any assets included in the consolidated balance sheet of PMI and its Subsidiaries as “Inventories,” or “Property, plant and equipment” or “Receivables” for such period.
“Other Taxes” has the meaning specified in Section 2.19(c).
“Participant Register” has the meaning specified in Section 9.7(e).
“Participating Member State” means any member state of the European Communities that has the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
“Patriot Act” has the meaning specified in Section 9.14.
“Permitted Security” means any Lien granted to the extent necessary, in accordance with the Squeeze Out Procedure, to provide security in favor of any minority shareholders of the Target for the purpose of obtaining advance access (Sw. förhandstillträde) to the Target Shares held by the minority shareholders during the Squeeze Out Procedure.
“Permitted Squeeze Out Indebtedness” means any counter-indemnity obligation in respect of a bank guarantee issued by a bank or financial institution in favor of any minority shareholders of the Target for the purpose of obtaining advance access (Sw. förhandstillträde) to the Target Shares held by the minority shareholders during the Squeeze Out Procedure.
“Person” means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, limited liability company or other entity, or a government or any political subdivision or agency thereof.
“Plan” means a Single Employer Plan or a Multiple Employer Plan.
“PMI” has the meaning specified in the preamble.
“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Qualifying Bank” means any legal entity which is recognized as a bank by the banking laws in force in its country of organization and which has as its principal purpose the active conduct of banking business and conducts such banking business through its own personnel (which have decision making authority) and on its own premises.

“Register” has the meaning specified in Section 9.7(d).
“Regulation A” means Regulation A of the Board, as in effect from time to time.
“Regulation U” means Regulation U of the Board, as in effect from time to time.
“Relevant Governmental Body” means the European Central Bank, or a committee officially endorsed or convened by the European Central Bank or, in each case, any successor thereto.
“Required Lenders” means at any time Lenders with Advances and Commitments aggregating at least 50.1% of the aggregate principal amount of all Advances and Commitments outstanding at such time; provided that the Advances and Commitments of any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“S&P” means Standard and Poor’s Financial Services, LLC, or any successor thereto.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, including those administered by the Office of Foreign Assets Control of the United States Department of the Treasury or the United States Department of State.
“Screen Rate” means the Euro interbank offered rate administered by the European Money Markets Institute (or any other Person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Thompson Reuters screen (or any replacement Thompson Reuters page which displays that rate), or on the appropriate page of such other information service which publishes that rate from time to time in place of Thompson Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with PMI.
“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Borrower or any ERISA Affiliate and no Person other than such Borrower and the ERISA Affiliates or (b) was so maintained and in respect of which such Borrower or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.
“Squeeze Out Procedure” means the procedures (including the appointment of arbitrators and the composition of an arbitration tribunal) set out in Chapter 22 of the

Swedish Companies Act (Sw. Aktiebolagslagen (2005:551)) (the Swedish Companies Act) for the compulsory acquisition of the minority shareholding in the Target.

“Subsidiary” of any Person means any corporation of which (or in which) more than 50% of the outstanding capital stock having voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.
“Target” means Swedish Match AB, a public limited company incorporated under the laws of Sweden and registered with the Swedish Companies Registration Office under number 556015-0756.
“Target Group” means the Target and its Subsidiaries.
“Target Shares” means any of the shares in the Target (including, for the avoidance of doubt, any shares represented by American or global depositary shares or receipts).
“Taxes” has the meaning specified in Section 2.19(a).
“Termination Date” means the earlier of (a) the applicable Maturity Date and (b) the date of acceleration of all Advances then outstanding pursuant to Section 6.2.
“Threshold Date” means the date on which PMI or any of its Subsidiaries have received acceptances in respect of the Offer from shareholders of the Target in respect of Target Shares, which, taken together with any Target Shares owned or acquired by PMI or any of its Subsidiaries, exceed 90% of the total issued and outstanding Target Shares.
“Ticking Fee” has the meaning specified in Section 2.13(a).
“Ticking Fee Rate” means, from time to time, the applicable rate per annum equal to (x) the Applicable Interest Rate Margin multiplied by (y) the percentage set forth below under the applicable heading below based upon the date from the Effective Date:

Days after the Effective Date	Ticking Fee Rate
0 – 90 days	0%
91 – 180 days	10%
181 – 270 days	20%
271 days and thereafter	30%

“Tranche” with respect to Commitments or Advances means whether such Commitments or Advances are 3-Year Tranche Commitments or Advances or 5-Year Tranche Commitments or Advances, as applicable.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“VAT” means (a) any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112) and (b) any other tax of a substantially similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above or imposed elsewhere in a jurisdiction where a Borrower is established.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.2.Computation of Time Periods. In this Agreement in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”
1.3.Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States of America, except that if there has been a material change in an accounting principle affecting the definition of an accounting term as compared to that applied in the preparation of the financial statements of PMI as of and for the year ended December 31, 2021, then such new accounting principle shall not be used in the determination of the amount associated with that accounting term. A material change in an accounting principle is one that, in the year of its adoption, changes the amount associated with the relevant accounting term for any quarter in such year by more than 10%.

1.4.Control Date. Notwithstanding any other term of, or anything to the contrary in, any Loan Document (including if a member of the Target Group becomes a party to such Loan Document before the Control Date), unless otherwise elected by PMI and its Subsidiaries, prior to the Control Date none of the restrictions or other obligations in the Loan Documents shall apply to any member of the Target Group (including any obligation to procure or ensure acts or omissions by, or circumstances in relation to, the Target Group). For the avoidance of doubt, prior to the Control Date no procurement obligation or any other matter or circumstance relating to the Target Group or any member of the Target Group shall (or shall be deemed to) constitute, or result in, a breach of any representation, warranty, mandatory prepayment obligation, undertaking or other term in the Loan Documents or a Default or an Event of Default.
2.AMOUNTS AND TERMS OF THE ADVANCES
2.1.The Advances. Each Lender severally agrees, on the terms and conditions hereinafter set forth:
(a)to make Advances (the “3-Year Tranche Advances”) denominated in Euro to any Borrower from time to time on any Business Day during the Certain Funds Period in an aggregate amount not to exceed such Lender’s 3-Year Tranche Commitment.
(b)to make Advances (the “5-Year Tranche Advances”) denominated in Euro to any Borrower from time to time on any Business Day during the Certain Funds Period in an aggregate amount not to exceed such Lender’s 5-Year Tranche Commitment.
2.2.Tranche of Advances. Each Borrowing shall consist of Advances of the same Tranche made on the same day by the Lenders ratably according to their respective Commitments. Amounts borrowed under Section 2.1 and repaid or prepaid may not be reborrowed (subject to the provisions of Schedule 5).
(b)Amount of Borrowings. Each Borrowing consisting of Euro Advances shall be in an aggregate amount of no less than €50,000,000 or an integral multiple of €1,000,000 in excess thereof.
2.3.Making the Advances. Notice of Borrowing. Each Borrowing shall be made on notice, given not later than 9:30 A.M. (London time) two Business Days prior to the date of the proposed Borrowing, by the relevant Borrower to the Facility Agent which shall give to each Lender prompt notice thereof by facsimile or email. Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by facsimile or email, such notice to be in substantially the form of Exhibit B hereto, specifying therein the requested:
(i)date of such Borrowing,
(ii)Tranche of Advances,

(iii)aggregate amount of such Borrowing, and
(iv)the initial Interest Period for each such Advance.
(b)Funding Advances. Each Lender shall, before 2:00 P.M. (London time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Facility Agent at the Facility Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing. After receipt of such funds by the Facility Agent and upon fulfillment of the applicable conditions set forth in Article 3, the Facility Agent will make such funds available to the relevant Borrower as specified in the applicable Notice of Borrowing.
(c)Irrevocable Notice. Each Notice of Borrowing of any Borrower shall be irrevocable and binding on such Borrower. The Borrower requesting a Borrowing shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article 3, including, without limitation, any loss (excluding loss of anticipated profits, indirect losses and special or consequential damages), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.
(d)Lender’s Ratable Portion. Unless the Facility Agent shall have received notice from a Lender prior to 2:00 P.M. (London time) on the day of any Borrowing that such Lender will not make available to the Facility Agent such Lender’s ratable portion of such Borrowing, the Facility Agent may assume that such Lender has made such portion available to the Facility Agent on the date of such Borrowing in accordance with Section 2.3(b) and the Facility Agent may, in reliance upon such assumption, make available to the Borrower proposing such Borrowing on such date a corresponding amount. If and to the extent that such Lender shall not have so made such ratable portion available to the Facility Agent such Lender and such Borrower severally agree to repay to the Facility Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid to the Facility Agent at:
(i)in the case of such Borrower, the higher of the interest rate applicable at the time to Advances comprising such Borrowing and the cost of funds incurred by the Facility Agent in respect of such amount, and
(ii)in the case of such Lender, the cost of funds incurred by the Facility Agent in respect of such amount.

If such Lender shall repay to the Facility Agent such corresponding amount, such amount so repaid shall constitute such Lender’s Advance as part of such Borrowing for purposes of this Agreement.

(e)Independent Lender Obligations. The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.
2.4.Repayment of Advances. Each Borrower shall repay to the Facility Agent for the ratable account of the Lenders on the applicable Termination Date the unpaid principal amount of the Advances then outstanding.
2.5.Interest on Advances. Subject to Section 2.8, each Borrower shall pay interest on the unpaid principal amount of each Advance, owing by such Borrower to each Lender from the date of such Advance until such principal amount shall be paid in full, at a rate per annum during each Interest Period for such Advance equal to the sum of (x) EURIBOR for such Interest Period for such Advance plus (y) the Applicable Interest Rate Margin payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than six months, on the day that occurs during such Interest Period six months from the first day of such Interest Period and on the date such Advance shall be paid in full.
2.6.Absence of Interest Period for Advances. If any Borrower shall fail to select the duration of any Interest Period for any Advances in accordance with the provisions contained in the definition of the term “Interest Period,” the Facility Agent will forthwith so notify such Borrower and the Lenders and the Interest Period for such Advances will automatically, on the last day of the then existing Interest Period therefore, be one month.
2.7.Interest Rate Determination for Advances. Methods to determine EURIBOR. The Facility Agent shall determine EURIBOR by using the methods described in the definition of the term “EURIBOR,” and shall give prompt notice to the applicable Borrower and the Lenders of each such EURIBOR.
2.8.Alternate Rate of Interest. Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 2.8, if prior to the commencement of any Interest Period for a Borrowing:
(i)the Facility Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining EURIBOR for such Interest Period (including because the Screen Rate is not available or published on a current basis), provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)the Facility Agent is advised by the Required Lenders that EURIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Advances included in such Borrowing during such Interest Period;
then the Facility Agent shall give notice thereof to the applicable Borrower and the Lenders in writing by email as promptly as practicable thereafter and requesting that, until the Facility Agent notifies the applicable Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any Interest Election Request regarding any affected Advance to be continued shall be continued at a rate of interest calculated pursuant to Section 2.8(g) and (B) any Notice of Borrowing for an affected Advance shall be ineffective.
(b)Benchmark Replacement. Notwithstanding anything to the contrary herein, if a Benchmark Transition Event, and its related Benchmark Replacement Date have occurred prior to any setting of the then-current Benchmark, then a Benchmark Replacement, as determined in accordance with the definition thereof, will replace such Benchmark for all purposes hereunder in respect of any Benchmark setting at or after 5:00 P.M. (London time) on the fifth Business Day after the date notice of such Benchmark Replacement is provided by the Facility Agent to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement so long as the Facility Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.
(ii)At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, PMI or any other Borrower may revoke any request for a borrowing of, conversion to or continuation of Advances to be made, converted or continued that would bear interest by reference to such Benchmark until PMI or such Borrower’s receipt of notice from the Facility Agent that a Benchmark Replacement has replaced such Benchmark, and, failing that, PMI or such Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to an Advance whose rate of interest is calculated pursuant to Section 2.8(g), mutatis mutandis.
(c)Benchmark Replacement Conforming Changes. In connection with the implementation and administration of any Benchmark Replacement, the Facility Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(d)Notices; Standards for Decisions and Determinations. The Facility Agent will promptly notify PMI and the Lenders of any occurrence of a Benchmark Transition Event, and its Benchmark Replacement Date, the implementation of any Benchmark Replacement, the effectiveness of any Conforming Changes, the removal or reinstatement of any tenor of a Benchmark pursuant to clause (e) below and the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Facility Agent or, if applicable, PMI or any Lender (or group of Lenders) pursuant to this Section 2.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement, except, in each case, as expressly required pursuant to this Section 2.8. For the avoidance of doubt, any notice required to be delivered by the Facility Agent as set forth in this Section 2.8 may be provided, at the option of the Facility Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Conforming Changes.
(e)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), if the then-current Benchmark is a term rate and either any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Facility Agent in its reasonable discretion or the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Facility Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and if a tenor that was removed pursuant to clause (i) above either is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Facility Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(f)Benchmark Unavailability Period. Upon PMI’s receipt of notice of the commencement of a Benchmark Unavailability Period, during such Benchmark Unavailability Period the applicable Borrower may revoke any request for an

Advance or continuation of any Advance to be made or continued and the obligations of the Lenders to make additional Advances shall be suspended during any Benchmark Unavailability Period.

(g)Market Disruption. If the applicable Benchmark is unavailable, provided that no Benchmark Transition Event has occurred, or the Lenders owed or required to lend at least 50.1% of the aggregate principal amount of Advances notify the Facility Agent that EURIBOR for any Interest Period will not adequately reflect the cost to such Lenders of making, funding or maintaining their respective Advances for such Interest Period (each, a “Market Disruption Event”), then the rate of interest on each Lender’s share of that Advance for the Interest Period shall be the rate per annum which is the sum of (x) the Applicable Interest Rate Margin plus (y) the rate notified to the Facility Agent and the Borrowers by that Lender in a certificate (which sets out the details of the computation of the relevant rate and shall be prima facie non-binding evidence of the same) as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Advance from whatever source it may reasonably select.
(h)If a Market Disruption Event occurs and the Facility Agent or the applicable Borrower so requires:
(i)the Facility Agent, PMI and such Borrower shall enter into negotiations (for a period of not more than thirty (30) days) with a view to agreeing on a substitute basis for determining the interest rate; and
(ii)any alternative basis agreed upon pursuant to clause (i) above shall, with the prior consent of all the Lenders, PMI and such Borrower, be binding on all such parties hereto.
2.9.Interest Elections.
(a)Each Borrowing initially shall have an initial Interest Period as specified in the applicable Notice of Borrowing. Thereafter, the applicable Borrower may elect Interest Periods therefor, all as provided in this Section 2.9. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Advances comprising such Borrowing, and the Advances comprising each such portion shall be considered a separate Borrowing.
(b)To make an election pursuant to this Section, the applicable Borrower shall notify the Facility Agent of such election by facsimile or email of a written Interest Election Request substantially in a form attached as Exhibit G and signed by the applicable Borrower by the time that a Notice of Borrowing would be required under Section 2.3.

(c)Each written Interest Election Request shall specify the following information in compliance with Section 2.3:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clause (iii) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and
(iii)the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term Interest Period.
(d)Promptly following receipt of an Interest Election Request, the Facility Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the applicable Borrower fails to deliver a timely Interest Election Request (or fails to specify an Interest Period therein) with respect to a Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, the applicable Borrower shall be deemed to have elected to continue such Borrowing having an Interest Period of one month.
2.10.[Reserved.]
2.11.[Reserved.]
2.12.[Reserved.]
2.13.Fees. Ticking Fee. PMI shall pay, or cause to be paid, to the Facility Agent, for the account of each Lender, a ticking fee (the “Ticking Fee”) at a per annum rate equal to the Ticking Fee Rate on the aggregate outstanding Commitments of each such Lender under the Facility, on each day from and including the date that is ninety (90) days after the Effective Date to and including the date on which the applicable Commitments hereunder have been terminated in full. Any such accrued Ticking Fee shall be payable on the last Business Day of each of March, June, September and December until the Termination Date and on the Termination Date; provided that no Ticking Fee shall accrue hereunder with respect to the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.
(b)Facility Agent’s Fees. PMI shall pay to the Facility Agent for its own account such fees as may from time to time be agreed between PMI and the Facility Agent.

(c)All fees payable hereunder shall be payable in Euro to the Facility Agent.
2.14.Termination or Reduction of the Commitments.
(a)PMI shall have the right, upon at least three Business Days’ notice to the Facility Agent, to terminate in whole or reduce ratably in part the unused portions of any Tranche of the respective Commitments of the Lenders; provided that each partial reduction shall be in the aggregate amount of no less than €50,000,000 or the remaining balance if less than €50,000,000 and shall be ratable among the applicable Lenders affected thereby in accordance with their Commitments.
(b)On the date of each Borrowing, after giving effect to any Advance made to the applicable Borrower on such date, the applicable Commitments shall be reduced by the principal amount of such Advance (subject to the provisions of Schedule 5).
(c)The Commitments (unless previously terminated) shall automatically terminate at 11:59 p.m. (London time) on the last day of the Certain Funds Period.
Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their individual Commitments.
2.15.Prepayments of Advances. Optional Prepayments. Any Borrower may, upon at least three Business Days’ notice prior to the date of such prepayment to the Facility Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given such Borrower shall, prepay the outstanding principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part; provided, however, that each partial prepayment shall be in an aggregate principal amount of no less than €50,000,000, as the case may be, or the remaining balance if less than €50,000,000. Prepayments under this Section 2.15(a) shall be allocated to Advances comprising part of the same Borrowing selected by PMI, ratably.
(b)Each prepayment made pursuant to this Section 2.15 shall be made together with any interest accrued to the date of such prepayment on the principal amounts prepaid and any additional amounts which such Borrower shall be obligated to reimburse to the Lenders in respect thereof pursuant to Section 9.4(b).
2.16.Increased Costs. Costs from Change in Law or Authorities. If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining Advances (excluding for purposes of this Section 2.16 any such increased costs resulting from (i) Taxes or Other Taxes (as to which Section 2.19 shall govern) and (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or by the foreign jurisdiction or state under the laws of which such Lender is organized or has its Applicable Lending Office or any political subdivision thereof), then the Borrower of the affected

Advances shall from time to time, upon demand by such Lender (with a copy of such demand to the Facility Agent), pay to the Facility Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would avoid the need for, or reduce the amount of, such increased cost and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost, submitted to such Borrower and the Facility Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error; and, provided, further, that (A) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (B) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented, but only if any such requests, rules, guidelines, requirements or directions are generally applicable to (and for which reimbursement is generally being sought by the applicable Lender in respect of) credit transactions similar to this transaction from borrowers similarly situated to the Borrower, but no Lender shall be required to disclose any confidential or proprietary information in connection therewith.

(b)Reduction in Lender’s Rate of Return. In the event that, after the date hereof, any change in any law or regulation, or any guideline or directive (whether or not having the force of law) or the interpretation or administration thereof by any central bank or other authority charged with the administration thereof, imposes, modifies or deems applicable any capital adequacy, liquidity requirement or similar requirement (including, without limitation, a request or requirement which affects the manner in which any Lender allocates capital resources to its commitments, including its obligations hereunder) and as a result thereof, in the sole opinion of such Lender, the rate of return on such Lender’s capital as a consequence of its obligations hereunder is reduced to a level below that which such Lender could have achieved but for such circumstances, but reduced to the extent that Borrowings are outstanding from time to time, then in each such case, upon demand from time to time PMI shall pay to such Lender such additional amount or amounts as shall compensate such Lender for such reduction in rate of return; provided that, in the case of each Lender, such additional amount or amounts shall not exceed 0.15 of 1% per annum of such Lender’s Commitment. A certificate of such Lender as to any such additional amount or amounts shall be conclusive and binding for all purposes, absent manifest error. Except as provided below, in determining any such amount or amounts each Lender may use any reasonable averaging and attribution methods. Notwithstanding the foregoing, each Lender shall take all reasonable actions to avoid the imposition of, or reduce the amounts of, such increased costs, provided that such actions, in the reasonable judgment of such Lender, will not be otherwise disadvantageous to such Lender, and, to the extent possible, each Lender will calculate such increased costs based upon the capital requirements for its Commitment hereunder and not upon the average or general capital requirements imposed upon such Lender.

2.17.Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify the Facility Agent that the introduction of or any change in or in the interpretation of any law or regulation makes it unlawful, or any central bank or other governmental authority asserts that it is unlawful, in each case, after the Effective Date, for such Lender or its Applicable Lending Office to perform its obligations hereunder to make Advances or to fund or maintain Advances or  any Lender notifies PMI and the Facility Agent that it is unlawful for such Lender or its Applicable Lending Office to make Advances or to fund or maintain Advances to a Designated Subsidiary due to the jurisdiction of organization of such Designated Subsidiary (other than any Subsidiary set forth on Schedule 2 as of the Effective Date), then, in each case, the obligation of such Lender to make or maintain, as the case may be, such Advances shall be suspended (and PMI or the applicable Borrower shall make the relevant repayment, if necessary) until the Facility Agent shall notify PMI and the Lenders that the circumstances causing such suspension no longer exist and the relevant aggregate Commitments shall be temporarily reduced by the amount of such Lender’s share of the Commitments affected by such illegality for the duration of the suspension with respect to such Advances; provided, however, that each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such a designation would allow such Lender or its Applicable Lending Office to continue to perform its obligations to make Advances or to continue to fund or maintain Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender and to make or fund Advances to a different Borrower designated by PMI if the making of such designation would allow such Lender to continue to perform its obligations to make Advances or to continue to fund or maintain Advances.
2.18.Payments and Computations. Time and Distribution of Payments. PMI and each Borrower shall make each payment hereunder, without set-off or counterclaim, not later than 11:00 A.M. (London time) on the day when due to the Facility Agent at the Facility Agent’s Account in same day funds. All repayments or prepayments of Advances shall be made in the same currency as such Advance was made. The Facility Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal or interest or commitment or utilization fees ratably (other than amounts payable pursuant to Section 2.16, 2.19 or 9.4(b)) to the Lenders for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. From and after the effective date of an Assignment and Acceptance pursuant to Section 9.7, the Facility Agent shall make all payments hereunder in respect of the interest assigned thereby to the assigning Lender for amounts which have accrued to but excluding the effective date and to the Lender assignee for amounts which have accrued from and after the effective date.

(b)Computation of Interest and Fees. All computations of interest and fees shall be made by the Facility Agent on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest or Ticking Fees are payable. Each determination by the Facility Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.
(c)Payment Due Dates. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or Ticking Fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of Advances to be made in the next following calendar month, such payment shall be made on the immediately preceding Business Day.
(d)Presumption of Borrower Payment. Subject to Section 2.11(b), unless the Facility Agent receives notice from any Borrower prior to the date on which any payment is due to the Lenders hereunder that such Borrower will not make such payment in full, the Facility Agent may assume that such Borrower has made such payment in full to the Facility Agent on such date and the Facility Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent such Borrower has not made such payment in full to the Facility Agent, each Lender shall repay to the Facility Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Facility Agent at the cost of funds incurred by the Facility Agent in respect of such amount.
(e)Default Interest. Upon the occurrence and during the continuance of an Event of Default, each Borrower shall pay interest on the unpaid principal amount of each Advance owing to each Lender, payable in arrears on the dates referred to in Section 2.5, at a rate per annum equal at all times to 1% per annum above the rate per annum required to be paid on such Advance.
2.19.Taxes. Subject to Section 2.19(b) hereof, any and all payments made by or on behalf of each Borrower and PMI hereunder shall be made, in accordance with Section 2.18, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and each Agent, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or Agent (as the case may be), is organized or any political subdivision thereof, in the case of each Lender, taxes imposed on its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender’s Applicable Lending Office or any political subdivision thereof, in the case of each Lender and each Agent, taxes imposed on its net income, franchise taxes imposed on it, and any tax imposed by means of withholding to the extent such tax is imposed solely as a result of a present or former connection (other than any connection arising from the execution, enforcement, delivery and performance of this Agreement or a Note) between such Lender or Agent (as the case may be) and the taxing jurisdiction, in the case of each Lender and each Agent, taxes imposed by the United States by means of withholding tax if and to the extent that such taxes shall be in effect and shall be applicable on the date hereof to payments to be made to such Lender’s Applicable Lending Office or to such Agent and in the case of each Lender and the Facility Agent, any withholding taxes imposed pursuant to FATCA (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder being hereinafter referred to as “Taxes”).

(b)If any Borrower or PMI shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or Agent, the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.19) such Lender or Agent (as the case may be), receives an amount equal to the sum it would have received had no such deductions been made,  such Borrower or PMI shall make such deductions and such Borrower or PMI shall timely pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law. If clause (i) of this Section 2.19(b) is unenforceable for any reason in respect of any Borrower, then:
(A)for each period during which a deduction or withholding for or on account of any Taxes is required to be made by the Borrower with respect to the payment of interest under this Agreement (the “Tax Deduction”), in lieu of application of clause (i) of this Section 2.19(b), the rate of interest on the Advances as set out in Sections 2.5 and 2.12 shall be the percentage rate per annum which is the aggregate of the applicable:
(i)Applicable Interest Rate Margin, and
(ii)EURIBOR,
divided by a factor equal to one (1) minus the amount of the Tax Deduction expressed as a multiplier (i.e., ten (10) percent will be expressed as 0.10 and not as 10%); and
(B)all references to a rate of interest under Sections 2.5 and 2.12 shall be construed thereafter as adjusted in accordance with this Section 2.19(b).

(c)In addition, each Borrower or PMI shall pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies that arise from any payment made hereunder or from the execution, delivery or registration of, performing under, or otherwise with respect to, this Agreement (hereinafter referred to as “Other Taxes”).
(d)Each Borrower and PMI shall indemnify each Lender and each Agent for and hold it harmless against the full amount of Taxes or Other Taxes (including, without limitation, Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.19) paid by such Lender or Agent (as the case may be), and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted by the relevant governmental authority. This indemnification shall be made within 30 days from the date such Lender or Agent (as the case may be), makes written demand therefor.
(e)Within 30 days after the date of any payment of Taxes to a governmental authority, each Borrower and PMI shall furnish to the relevant Agent at its address referred to in Section 9.2, the original or a certified copy of a receipt evidencing such payment. If any Borrower or PMI determines that no Taxes are payable in respect of any payment hereunder, such Borrower or PMI shall, at the request of the relevant Agent, furnish or cause the payor to furnish to such Agent and each Lender an opinion of counsel reasonably acceptable to such Agent stating that such payment is exempt from Taxes.
(f)Each Lender shall severally indemnify the Agents for any taxes, levies, imposts, deductions, charges or withholdings and all liabilities with respect thereto attributable to such Lender (but only to the extent the Borrower has not already indemnified the Agents for such taxes and without limiting the obligation of the Borrower to do so) and any taxes, levies, imposts, deductions, charges or withholdings attributable to such Lender’s failure to comply with the provisions of Section 9.7(e) relating to the maintenance of a Participant Register, that are paid or payable by the Agents in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such taxes, levies, imposts, deductions, charges, withholdings or liabilities were correctly or legally imposed or asserted by the relevant governmental authority. The indemnity under this Section 2.19(f) shall be paid within ten days after the applicable Agent delivers to the applicable Lender a certificate stating the amount of taxes, levies, imposts, deductions, charges, withholdings or liabilities so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(g)Each Lender, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender, shall provide each of the Agents, PMI and each other Borrower with any form or certificate that is required by any taxing authority (including, if applicable, two executed copies of Internal Revenue Service Form W-9, W-8BEN-E (or W-8BEN, if applicable), W-8ECI or W-8IMY (together with any underlying attachments), as appropriate, or any substitute, successor or other form prescribed by the Internal Revenue Service), certifying that such Lender is exempt from or entitled to a reduced rate of Home Jurisdiction Withholding Taxes on payments pursuant to this Agreement. Thereafter, each such Lender shall provide additional forms or certificates to the extent a form or certificate previously provided has become inaccurate or invalid or has otherwise ceased to be effective or as requested in writing by any Borrower, PMI or the relevant Agent. Unless the Borrowers, PMI and the Agents have received forms or other documents satisfactory to them indicating that payments hereunder are not subject to Home Jurisdiction Withholding Taxes or are subject to Home Jurisdiction Withholding Taxes at a rate reduced by an applicable tax treaty, such Borrowers, PMI or Agents shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender.

(h)Any Lender claiming any additional amounts payable pursuant to this Section 2.19 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to select or change the jurisdiction of its Applicable Lending Office if the making of such a selection or change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise economically disadvantageous to such Lender.
(i)
(i)Subject to clause (iii) below, each party to this Agreement shall, within ten Business Days of a reasonable request by another party to this Agreement:
(A)confirm for the requesting party whether it is or is not a FATCA Exempt Party; and
(B)supply to the requesting party such forms, documentation and other information relating to its status under FATCA as such requesting party reasonably requests for the purposes of its compliance with any other law, regulation or exchange of information regime;
(ii)If a party to this Agreement confirms to a requesting party to this Agreement pursuant to clause (i)(A) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not or has ceased to be a FATCA Exempt Party, that party shall notify the requesting party thereof reasonably promptly;
(iii)Clause (i) above shall not oblige any Finance Party to do anything, and clause (i)(B) above shall not oblige any other party to do anything, which would or might, in its reasonable opinion, constitute a breach of any (x) law or regulation, (y) fiduciary duty or (z) duty of confidentiality.

(iv)If a party to this Agreement fails to confirm whether or not it is a FATCA Exempt Party or to supply forms, documentation or other information requested in accordance with clause (i) above (including, for the avoidance of doubt, where clause (iii) above applies), then such party shall be treated for the purposes of this Agreement as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.
(v) Each party to this Agreement may make any FATCA Deduction and any payment required in connection with that FATCA Deduction, and no party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.
(B)Each Finance Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction), notify the party to whom it is making the payment and, in addition, shall notify PMI and the Facility Agent and the Facility Agent shall notify the other Finance Parties.
Solely for purposes of this Section 2.19(i), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(j)No additional amounts will be payable pursuant to this Section 2.19 with respect to any Home Jurisdiction Withholding Taxes that would not have been payable had the Lender provided the relevant forms or other documents pursuant to Section 2.19(g); or in the case of an Assignment and Acceptance by a Lender to an Eligible Assignee, any Home Jurisdiction Withholding Taxes that exceed the amount of such Home Jurisdiction Withholding Taxes that are imposed prior to such Assignment and Acceptance, unless such Assignment and Acceptance resulted from the demand of PMI.
(k)No additional amounts will be payable pursuant to this Section 2.19 with respect to any taxes imposed by the United States by means of withholding tax on payments made by any Borrower to any Lender’s Applicable Lending Office or to the Facility Agent, even if such taxes are imposed as a result of the treatment of payments made by a Borrower that is not organized under the laws of the United States as having been made by a United States person for United States federal income tax purposes, including as a result of an election made to treat such Borrower as a disregarded entity for United States federal income tax purposes (regardless of whether such election was made after such Borrower became a

Borrower under this Agreement) if and to the extent such taxes were in effect and would have been applicable as of the date hereof to payments to be made by a United States person to such Lender’s Applicable Lending Office or to such Agent (as the case may be).

(l)If any Lender or Agent, as the case may be, obtains a refund of any Tax for which payment has been made pursuant to this Section 2.19, which refund in the good faith judgment of such Lender or Agent, as the case may be, (and without any obligation to disclose its tax records) is allocable to such payment made under this Section 2.19, the amount of such refund (together with any interest received thereon and reduced by reasonable costs incurred in obtaining such refund) promptly shall be paid to the applicable Borrower to the extent payment has been made in full by such Borrower pursuant to this Section 2.19.
(m)
(i)All amounts expressed to be payable under this Agreement by any party to the Facility Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder (each, a “Finance Party”) which (in whole or in part) constitute the consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause (ii) below, if VAT is or becomes chargeable on any supply made by any Finance Party to any party under this Agreement and such Finance Party is required to account to the relevant tax authority for the VAT, that party must pay to such Finance Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT (and such Finance Party must promptly provide an appropriate VAT invoice to that party under this Agreement).
(ii)If VAT is or becomes chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under this Agreement, and any party other than the Recipient (the “Relevant Party”) is required by the terms of this Agreement to pay an amount equal to the consideration for that supply to the Supplier (rather than being required to reimburse or indemnify the Recipient in respect of that consideration):
(A)(where the Supplier is the person required to account to the relevant tax authority for the VAT) the Relevant Party must also pay to the Supplier (at the same time as paying that amount) an additional amount equal to the amount of the VAT. The Recipient must (where this clause (A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient reasonably determines relates to the VAT chargeable on that supply; and

(B)(where the Recipient is the person required to account to the relevant tax authority for the VAT) the Relevant Party must promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient reasonably determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)Where this Agreement requires any party to reimburse or indemnify a Finance Party for any cost or expense, such party shall reimburse or indemnify (as the case may be) such Finance Party for the full amount of such cost or expense, including such part thereof as represents VAT, except to the extent that such Finance Party reasonably determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)Any reference in this clause (l) to any party shall, at any time when such party is treated as a member of a group for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the representative member of such group at such time (the term “representative member” to have the same meaning as in the UK Value Added Tax Act 1994).
(v)In relation to any supply made by a Finance Party to any party under this Agreement, if reasonably requested by such Finance Party, that party must promptly provide such Finance Party with details of that party’s VAT registration and such other information as is reasonably requested in connection with such Finance Party’s VAT reporting requirements in relation to such supply.
2.20.Sharing of Payments, Etc. If any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances owing to it (other than pursuant to Sections 2.16, 2.19 or 9.4(b)) in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (i) the amount of such Lender’s required repayment to (1) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, provided further, that, so long as the obligations under this Agreement and the Notes shall not have been accelerated, any excess payment received by any Lender shall be shared on a pro rata basis only with the other Lenders. Each Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.20 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of such Borrower in the amount of such participation.

2.21.Evidence of Debt. Lender Records; Notes. Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder in respect of Advances. Each Borrower shall, upon notice by any Lender to such Borrower (with a copy of such notice to the Facility Agent) to the effect that a Note is required or appropriate in order for such Lender to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender, promptly execute and deliver to such Lender a Note payable to the order of such Lender in a principal amount up to the Commitment of such Lender.
(b)Record of Borrowings, Payables and Payments. The Register maintained by the Facility Agent pursuant to Section 9.7(d) shall include a control account, and a subsidiary account for each Lender, in which accounts (taken together) shall be recorded as follows:
(i)the date, amount, Tranche and Facility of each Borrowing made hereunder and the Interest Period applicable thereto;
(ii)the terms of each Assignment and Acceptance delivered to and accepted by it;
(iii)the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder; and
(iv)the amount of any sum received by the Facility Agent from the Borrowers hereunder and each Lender’s share thereof.
(c)Evidence of Payment Obligations. Entries made in good faith by the Facility Agent in the Register pursuant to Section 2.21(b), and by each Lender in its account or accounts pursuant to Section 2.21(a), shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender and, in the case of such account or accounts, such Lender, under this Agreement, absent manifest error; provided, however, that the failure of the Facility Agent or such Lender to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of any Borrower under this Agreement.

2.22.Defaulting Lenders. Notwithstanding any other provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a)fees shall cease to accrue on the unfunded portion of such Defaulting Lender’s Commitments pursuant to Section 2.13(a);
(b)the Defaulting Lender’s Commitments and Advances shall not be included in determining whether all Lenders or the Required Lenders have taken or may take action hereunder (including any consent to any amendment or waiver pursuant to Section 9.1); provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; and provided further that in the event that a Lender is a Defaulting Lender solely as the result of a failure to fund pursuant to clause (a) of the definition of the term “Defaulting Lender” and such failure to fund is the subject of a good faith dispute, any waiver, amendment or modification pursuant to Section 9.1(b) or 9.1(d) affecting such Defaulting Lender shall require the consent of such Defaulting Lender; and
(c)any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 2.20) shall, in lieu of being distributed to such Defaulting Lender, subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing hereunder by such Defaulting Lender to Citi, as Facility Agent, (ii) second, to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Citi, as Facility Agent, and (iii) third, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction.
In the event that Citi, as Facility Agent, and PMI both agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then on such date such Lender shall (i) purchase at par such portion of the Advances of the other Lenders as Citi, as Facility Agent, shall determine may be necessary in order for such Lender to hold such Advances ratably in accordance with its respective Commitment or, if the Commitments have been terminated, its respective Advances (in each case, immediately prior to such Lender becoming a Defaulting Lender, after giving effect to any assignments pursuant to Section 9.7 since such date) and (ii) cease to be a Defaulting Lender.
2.23.Use of Proceeds. The proceeds of the Advances shall be available (and each Borrower agrees that it shall use such proceeds), directly or indirectly, to finance the Acquisition (including, without limitation, with respect to currency exchange or other hedging arrangements and to pay fees, premiums and expenses incurred in connection with the Acquisition). Neither the Facility Agent nor any Lender is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

3.CONDITIONS TO EFFECTIVENESS AND LENDING
3.1.Conditions Precedent to Effectiveness. This Agreement shall become effective on and as of the first date (the “Effective Date”) on which the following conditions precedent have been satisfied:
(a)On the Effective Date, the following statements shall be true and the Facility Agent shall have received for the account of each Lender a certificate signed by a duly authorized officer of PMI, dated the Effective Date, stating that:
(i)the representations and warranties contained in Section 4.1 are correct on and as of the Effective Date, and
(ii)no event has occurred and is continuing that constitutes a Default or Event of Default.
(b)The Facility Agent shall have received on or before the Effective Date the following, each dated such day, in form and substance satisfactory to the Facility Agent (acting on its own behalf and on behalf of the Lenders):
(i)Certified copies of the resolutions of the Board of Directors of PMI approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(ii)A certificate of the Secretary or an Assistant Secretary of PMI certifying the names and true signatures of the officers of PMI authorized to sign this Agreement and the other documents to be delivered hereunder.
(iii)Favorable opinions of counsel (which may be in-house counsel) for PMI, substantially in the form of Exhibits E-1, E-2 and E-3 hereto.
(c)PMI shall have paid (i) all fees due under the Agency Fee Letter and the Fee and Engagement Letter, in each case, to the extent earned, due and payable on or prior to the Effective Date and (ii) all accrued fees and reasonable expenses of the Facility Agent and the Lenders with respect to this Agreement for which the Facility Agent shall have made reasonable demand in accordance with Section 9.4(a) on or prior to the Effective Date.
(d)This Agreement shall have been executed by PMI and Citi, as Facility Agent, and each Initial Lender.

(e) The Facility Agent shall have received, at least five days prior to the Effective Date, all documentation and other information regarding PMI reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of PMI at least fifteen days prior to the Effective Date and if PMI qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230, any Lender that has requested a Beneficial Ownership Certification in a written notice to PMI at least fifteen days prior to the Effective Date, shall have received such Beneficial Ownership Certification at least five days prior to the Effective Date (provided that, upon the execution and delivery by the Facility Agent or any such Lender of its signature page to this Agreement, the respective condition set forth in this Section 3.1(e) shall be deemed to be satisfied).
The Facility Agent shall notify PMI and the Initial Lenders of the date which is the Effective Date upon satisfaction of all of the conditions precedent set forth in this Section 3.1. For purposes of determining compliance with the conditions specified in this Section 3.1, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Facility Agent responsible for the transactions contemplated by this Agreement shall have received notice from such Lender prior to the date that PMI, by notice to the Lenders, designates as the proposed Effective Date, specifying its objection thereto.
3.2.Initial Advance to Each Designated Subsidiary. The obligation of each Lender to make an initial Advance to each Designated Subsidiary following any designation of such Designated Subsidiary as a Borrower hereunder pursuant to Section 9.8 is subject to the receipt by the Facility Agent on or before the date of such initial Advance of each of the following, in form and substance satisfactory to the Facility Agent (acting on its own behalf and on behalf of the Lenders), and dated such date, and in sufficient copies for each Lender:
(a)Certified copies of the resolutions of the Board of Directors of such Designated Subsidiary (with a certified English translation if the original thereof is not in English) approving this Agreement, and of all documents evidencing other necessary corporate action and governmental approvals, if any, with respect to this Agreement.
(b)A certificate of a proper officer of such Designated Subsidiary certifying the names and true signatures of the officers of such Designated Subsidiary authorized to sign the Designation Agreement and the other documents to be delivered hereunder.
(c)A certificate signed by a duly authorized officer of the Designated Subsidiary, dated as of the date of such initial Advance, certifying that such Designated Subsidiary shall have obtained all governmental and third party authorizations, consents, approvals (including exchange control approvals) and licenses required under applicable laws and regulations necessary for such Designated Subsidiary to execute and deliver the Designation Agreement and to perform its obligations hereunder.

(d)The Designation Agreement of such Designated Subsidiary, substantially in the form of Exhibit D hereto.
(e)A favorable opinion of counsel (which may be in-house counsel) to such Designated Subsidiary, dated the date of such initial Advance, covering, to the extent customary and appropriate for the relevant jurisdiction, the opinions outlined on Exhibit F hereto.
(f)All documentation and other information regarding such Designated Subsidiary reasonably requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested in writing of such Designated Subsidiary.
3.3.Conditions Precedent to Each Borrowing During the Certain Funds Period. The obligation of each Lender to make an Advance on the occasion of each Borrowing during the Certain Funds Period is subject to the occurrence of the Effective Date and that on the date of such Borrowing the following statements (in the case of subsections (a) and (b) of this Section 3.3) shall be true, and the following conditions shall be satisfied (in the case of subsection (c) of this Section 3.3) and the acceptance by the relevant Borrower of the proceeds of such Borrowing shall be a representation by such Borrower or by PMI, as the case may be, that the following statements (in the case of subsections (a) and (b) of this Section 3.3) are true:
(a)the Certain Funds Representations shall be true and correct in all material respects (except that any representation and warranty that is qualified by materiality shall be true and correct in all respects) on the date of such Borrowing;
(b)no Certain Funds Event of Default shall have occurred and be continuing; and
(c)with respect to the Initial Advance only, the Facility Agent shall have received
(i)a copy of the Announcement for information purposes only and without a right of approval for the Facility Agent or any Lender provided that the terms are substantially consistent with the draft of the Announcement approved by the Lenders prior to the Effective Date;
(ii)subject to the provisions set forth on Schedule 5, a copy of a customary closing certificate of the Offeror confirming that (A) the Minimum Acceptance Condition has been met and (B) the Offer has been declared unconditional in all respects.

3.4.Certain Funds Period. During the Certain Funds Period (save in circumstances where a condition precedent set forth in Section 3.3 shall fail to be satisfied or, in the case of a particular Lender, it would be illegal for that Lender to participate in making the Advances hereunder), none of the Lenders shall be entitled to:
(a)cancel any of its Commitments;
(b)rescind, terminate or cancel this Agreement or exercise any similar right or remedy or make or enforce any claim under the Loan Documents it may have;
(c)refuse to fund any Advances and/or make any Borrowings available to the Borrowers;
(d)exercise any right of set-off or counterclaim in respect of a funding of Advances and/or making any Borrowings available to the relevant Borrower; or
(e)cancel, accelerate or cause repayment or prepayment of any amounts owing hereunder or under any other Loan Documents;
provided that immediately upon the expiry of the Certain Funds Period or the occurrence of a Certain Funds Event of Default all such rights, remedies and entitlements shall be available to the Lenders notwithstanding that they may not have been used or been available for use during the Certain Funds Period.
4.REPRESENTATIONS AND WARRANTIES
4.1.Representations and Warranties of PMI. PMI represents and warrants as follows:
(a)It is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.
(b)The execution, delivery and performance of this Agreement and the Notes to be delivered by it are within its corporate powers, have been duly authorized by all necessary corporate action, and do not contravene its charter or by-laws or in any material respect, any law, rule, regulation or order of any court or governmental agency or any contractual restriction binding on or affecting it.
(c)No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by it of this Agreement or the Notes to be delivered by it.
(d)This Agreement is, and each of the Notes to be delivered by it when delivered hereunder will be, a legal, valid and binding obligation of PMI enforceable against PMI in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

(e)As reported in PMI’s Annual Report on Form 10-K for the year ended December 31, 2021, the consolidated balance sheets of PMI and its Subsidiaries as of December 31, 2021 and the consolidated statements of earnings of PMI and its Subsidiaries for the year then ended fairly present, in all material respects, the consolidated financial position of PMI and its Subsidiaries as at such date and the consolidated results of the operations of PMI and its Subsidiaries for the year ended on such date, all in accordance with accounting principles generally accepted in the United States. Except as disclosed in PMI’s Annual Report on Form 10-K for the year ended December 31, 2021, and in any Current Report on Form 8-K filed subsequent to December 31, 2021, but prior to May 11, 2022, since December 31, 2021 there has been no material adverse change in such position or operations.
(f)There is no pending or threatened action or proceeding affecting it or any of its Subsidiaries before any court, governmental agency or arbitrator (a “Proceeding”), that purports to affect the legality, validity or enforceability of this Agreement or except for Proceedings disclosed in PMI’s Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Report on Form 10-Q for the quarter ended March 31, 2022 and any Current Report on Form 8-K filed subsequent to December 31, 2021, but prior to May 11, 2022, that may materially adversely affect the financial position or results of operations of PMI and its Subsidiaries taken as a whole.
(g)It owns directly or indirectly 100% of the capital stock of each other Borrower.
(h)None of the proceeds of any Advance will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock or for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose that would constitute the Advances as a “purpose credit” within the meaning of Regulation U and, in each case, would constitute a violation of Regulation U.
(i)Neither PMI nor any Borrower is a person named on the list of “Specially Designated Nationals” or “Blocked Persons” maintained by The Office of Foreign Assets Control of the United States Department of the Treasury (the “OFAC”) available at http://www.treasury.gov/resource-center/sanctions/SDN-List/Pages/default.aspx, or as otherwise published from time to time; or is (x) an agency of the government of a country, (y) an organization controlled by a country, or (z) a person resident in a country that is subject to a comprehensive sanctions program identified on the list maintained by the OFAC and available at http://www.treasury.gov/resource-center/sanctions/Pages/default.aspx, or as otherwise published from time to time, as such program may be applicable to such agency, organization or person; or derives more than 10% of its assets or operating income from investments in or transactions with any such country, agency, organization or person. Neither PMI nor any Borrower will use the proceeds of the Advances to finance any operations, investments or activities in, or make any payments to, any such country, agency, organization, or person. The use of the proceeds of the Advances will not violate Anti-Corruption Laws or applicable Sanctions.

(j)The Acquisition Documents (together with any documents contemplated to be entered into pursuant to the Acquisition Documents), when available, contain all the material terms and conditions of the Acquisition (subject to any amendments permitted under the Loan Documents).
5.COVENANTS OF PMI
5.1.Affirmative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will:
(a)Compliance with Laws, Etc. Comply, and cause each Major Subsidiary to comply, in all material respects, with all applicable laws, rules, regulations and orders (such compliance to include, without limitation, complying with ERISA and Anti-Corruption Laws and paying before the same become delinquent all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent contested in good faith), noncompliance with which would materially adversely affect the financial condition or operations of PMI and its Subsidiaries taken as a whole, and maintain in effect and enforce policies and procedures designed to ensure, in its reasonable judgment, compliance in all material respects by PMI, the Borrowers, the Major Subsidiaries and each of their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.
(b)Reporting Requirements. Furnish to the Lenders or make available on the internet at www.pmi.com (or any successor or replacement website thereof), if such website includes an option to subscribe to a free service alerting subscribers by email of new U.S. Securities and Exchange Commission filings, if available, or by similar electronic means:
(i)as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of PMI, an unaudited interim condensed consolidated balance sheet of PMI and its Subsidiaries as of the end of such quarter and unaudited interim condensed consolidated statements of earnings of PMI and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, certified by the chief financial officer of PMI;
(A)as soon as available and in any event within 100 days after the end of each fiscal year of PMI, a copy of the consolidated financial statements for such year for PMI and its

Subsidiaries audited by PricewaterhouseCoopers LLP (or other independent auditors which, as of the date of this Agreement, are one of the “big four” accounting firms); and

(B)all reports which PMI sends to any of its shareholders, and copies of all reports on Form 8-K (or any successor forms adopted by the U.S. Securities and Exchange Commission) which PMI files with the Securities and Exchange Commission;
(ii)as soon as possible and in any event within five days after the occurrence of each Event of Default and each Default, continuing on the date of such statement, a statement of the chief financial officer or treasurer of PMI setting forth details of such Event of Default or Default and the action which PMI has taken and proposes to take with respect thereto;
(iii)such other historical information respecting the condition or operations, financial or otherwise, of PMI or any Major Subsidiary as any Lender through the Facility Agent may from time to time reasonably request; and
(iv)promptly following any reasonable request therefor, provide information and documentation reasonably requested by the Facility Agent or any Lender for purposes of compliance with applicable “know your customer” rules and regulations, including, without limitation, the Patriot Act and 31 C.F.R. § 1010.230.
(c)Subject to any confidentiality, regulatory, legal or other restrictions relating to the supply of such information, cause the Offeror to keep the Arrangers informed as to any material developments in relation to the Offer (including if the Offer has been irrevocably withdrawn or lapsed) and, in particular, will from time to time if an Arranger reasonably requests, give the relevant Arranger reasonable details as to the current level of acceptances for any Offer.
(d)Ensure that:
(i)[reserved];
(ii)the Offer Document will contain terms consistent with the Announcement (or with such amendments or modifications thereto as do not materially and adversely affect the interests of the Lenders (taken as a whole)); and
(iii)the Offeror will not waive or amend any term or condition relating to the Offer (including, for the avoidance of doubt, the Minimum Acceptance Condition) from that set out in the Announcement where it would be materially adverse to the interests of the Lenders under the Loan Documents (taken as a whole) (it being understood that changing the offer price would not in any event be materially adverse to the interests of the Lenders under the Loan Documents (taken as a whole)),

in each case, except to the extent required by the Offer Regulations or any regulatory body provided that it is hereby understood and agreed that any amendment or waiver of the Minimum Acceptance Condition, in each case shall be deemed to be materially adverse to the interests of the Lenders (taken as a whole).
(e)Cause the Offeror to comply in all material respects with the Offer Regulations, subject to any waivers granted by or requirements imposed by the Swedish Securities Council or Nasdaq Stockholm.
(f)Cause the Offeror to take all actions required to commence and complete the Delisting as soon as reasonably practicable and commercially viable following the Threshold Date.
(g)Cause the Offeror to initiate the Squeeze Out Procedure as soon as legally possible after the Threshold Date in order to obtain advance access to the minority Target Shares as soon as reasonably practicable and commercially viable following the Threshold Date.
5.2.Negative Covenants. So long as any Advance shall remain unpaid or any Lender shall have any Commitment hereunder, PMI will not:
(a)Liens, Etc. Create or suffer to exist, or permit any Major Subsidiary to create or suffer to exist, any lien, security interest or other charge or encumbrance (other than operating leases and licensed intellectual property), or any other type of preferential arrangement (“Liens”), upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any Major Subsidiary to assign, any right to receive income, in each case to secure or provide for the payment of any Debt of any Person, other than:
(i)Liens upon or in property acquired or held by it or any Major Subsidiary in the ordinary course of business to secure the purchase price of such property or to secure indebtedness incurred solely for the purpose of financing the acquisition of such property;
(ii)Liens existing on property at the time of its acquisition (other than any such Lien created in contemplation of such acquisition);
(iii)Liens existing on the date hereof securing Debt;
(iv)Liens on property financed through the issuance of industrial revenue bonds in favor of the holders of such bonds or any agent or trustee therefor;

(v)Liens existing on property of any Person acquired by PMI or any Major Subsidiary;
(vi)Liens securing Debt in an aggregate amount not in excess of 15% of Consolidated Tangible Assets;
(vii)Liens upon or with respect to Margin Stock;
(viii)Liens in favor of PMI or any Major Subsidiary;
(ix)precautionary Liens provided by PMI or any Major Subsidiary in connection with the sale, assignment, transfer or other disposition of assets by PMI or such Major Subsidiary which transaction is determined by the Board of Directors of PMI or such Major Subsidiary to constitute a “sale” under accounting principles generally accepted in the United States;
(x)Permitted Security in connection with any Permitted Squeeze Out Indebtedness; or
(xi)any extension, renewal or replacement of the foregoing, provided that such Lien does not extend to any additional assets (other than a substitution of like assets), and the amount of Debt secured by any such Lien is not increased.
(b)Mergers, Etc. Consolidate with or merge into, or convey or transfer its properties and assets substantially as an entirety to, any Person, or permit any Subsidiary directly or indirectly owned by it to do so, unless, immediately after giving effect thereto, no Default or Event of Default would exist and, in the case of any merger or consolidation to which PMI is a party, the surviving corporation is PMI or was a Subsidiary of PMI immediately prior to such merger or consolidation, which is organized and existing under the laws of the United States of America or any State thereof, or the District of Columbia. The surviving corporation of any merger or consolidation involving PMI or any other Borrower shall assume all of PMI’s or such other Borrower’s obligations under this Agreement (including without limitation with respect to PMI’s obligations, the covenants set forth in Article 5) by the execution and delivery of an instrument in form and substance satisfactory to the Required Lenders.
6.EVENTS OF DEFAULT
6.1.Events of Default. Each of the following events (each an “Event of Default”) shall constitute an Event of Default:
(a)Any Borrower shall fail to pay any principal of any Advance when the same becomes due and payable; or any Borrower shall fail to pay interest on any Advance, or PMI shall fail to pay any fees payable under Section 2.13, within ten days after the same becomes due and payable; or

(b)Any representation or warranty made or deemed to have been made by any Borrower or PMI herein or by any Borrower or PMI (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made or deemed to have been made; or
(c)Any Borrower or PMI shall fail to perform or observe any covenant contained in Section 5.2(b), any term, covenant or agreement contained in Section 5.2(a) if such failure shall remain unremedied for 15 days after written notice thereof shall have been given to PMI by the Facility Agent or any Lender or  any other term, covenant or agreement contained in this Agreement on its part to be performed or observed if such failure shall remain unremedied for 30 days after written notice thereof shall have been given to PMI by the Facility Agent or any Lender; or
(d)Any Borrower or PMI or any Major Subsidiary shall fail to pay any principal of or premium or interest on any Debt which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) of such Borrower or PMI or such Major Subsidiary (as the case may be), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt unless adequate provision for any such payment has been made in form and substance satisfactory to the Required Lenders; or any Debt of any Borrower or PMI or any Major Subsidiary which is outstanding in a principal amount of at least $100,000,000 in the aggregate (but excluding Debt arising under this Agreement) shall be declared to be due and payable, or required to be prepaid (other than by a scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof unless adequate provision for the payment of such Debt has been made in form and substance satisfactory to the Required Lenders; or
(e)Any Borrower or PMI or any Major Subsidiary shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Borrower or PMI or any Major Subsidiary seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and, in the case of any such proceeding instituted against it (but not instituted by it), either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against it or the appointment of a receiver, trustee, custodian or other similar official for it or for any of its property constituting a substantial part of the property of PMI and its

Subsidiaries taken as a whole) shall occur; or any Borrower or PMI or any Major Subsidiary shall take any corporate action to authorize any of the actions set forth above in this subsection (e); or

(f)Any judgment or order for the payment of money in excess of $100,000,000 shall be rendered against any Borrower or PMI or any Major Subsidiary and there shall be any period of 60 consecutive days during which a stay of enforcement of such unsatisfied judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided that such 60-day stay period shall be extended for a period not to exceed an additional 120 days if PMI, such Borrower or such Major Subsidiary is contesting such judgment or enforcement of such judgment in good faith, unless, with respect only to judgments or orders rendered outside the United States, such action is not reasonably required to protect its respective assets from levy or garnishment, and no assets with a fair market value in excess of $100,000,000 of PMI, such Borrower or such Major Subsidiary have been levied upon or garnished to satisfy such judgment; provided, further, that such 60-day stay period shall be further extended for any judgment or order rendered outside the United States until such time as the conditions in clauses (i) or (ii) are no longer satisfied; or
(g)Any Borrower or any ERISA Affiliate shall incur, or shall be reasonably likely to incur, liability in excess of $500,000,000 in the aggregate as a result of one or more of the following: the occurrence of any ERISA Event; the partial or complete withdrawal of any Borrower or any ERISA Affiliate from a Multiemployer Plan; or the termination of a Multiemployer Plan; provided, however, that no Default or Event of Default under this Section 6.1(g) shall be deemed to have occurred if the Borrower or any ERISA Affiliate shall have made arrangements satisfactory to the PBGC or the Required Lenders to discharge or otherwise satisfy such liability (including the posting of a bond or other security); or
(h)So long as any Subsidiary of PMI is a Designated Subsidiary, the Guaranty provided by PMI under Article 8 hereof shall for any reason cease to be valid and binding on PMI or PMI shall so state in writing.
6.2.Lenders’ Rights upon Event of Default. Subject to Section 3.4, if an Event of Default occurs or is continuing, then the Facility Agent shall at the request, or may with the consent, of the Required Lenders, by notice to PMI and the Borrowers:
(a)declare the obligation of each Lender to make further Advances to be terminated, whereupon the same shall forthwith terminate, and
(b)declare all the Advances then outstanding, all interest thereon and all other amounts payable under this Agreement to be forthwith due and payable, whereupon the Advances then outstanding, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrowers;

provided, however, that in the event of an actual or deemed entry of an order for relief with respect to any Borrower under the Federal Bankruptcy Code, (i) the obligation of each Lender to make Advances shall automatically be terminated and (ii) the Advances then outstanding, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrowers.
7.THE FACILITY AGENT
7.1.Authorization and Action. Each Lender hereby appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Facility Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto. As to any matters not expressly provided for by this Agreement (including, without limitation, enforcement or collection of the Notes), the Facility Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Facility Agent shall not be required to take any action that exposes it to personal liability or that is contrary to this Agreement or applicable law. The Facility Agent agrees to give to each Lender prompt notice of each notice given to it by PMI or any Borrower as required by the terms of this Agreement or at the request of PMI or such Borrower, and any notice provided pursuant to Section 5.1(b)(ii). Citi, as Facility Agent, may execute any of its duties under this Agreement by or through its affiliate, Citibank.
7.2.Facility Agent’s Reliance, Etc. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Facility Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied functions, responsibilities, duties or obligations shall be read into this Agreement or otherwise exist against the Facility Agent. Neither the Facility Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement, except for its or their own gross negligence or willful misconduct. Without limitation of the generality of the foregoing, the Facility Agent:
(a)may treat the Lender that made any Advance as the holder of the Debt resulting therefrom until the Facility Agent receives and accepts an Assignment and Acceptance entered into by such Lender, as assignor, and an Eligible Assignee, as assignee, in each case as provided in Section 9.7;
(b)may consult with legal counsel (including counsel for PMI or any Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts;

(c)makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations (whether written or oral) made in or in connection with this Agreement;
(d)shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement on the part of PMI or any Borrower or to inspect the property (including the books and records) of PMI or such Borrower;
(e)shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; and
(f)shall incur no liability under or in respect of this Agreement by acting upon any notice, consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.
7.3.Citi and Affiliates. With respect to its Commitment and the Advances made by it, Citi shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the Facility Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Citi in its individual capacity. Citi and its affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, the PMI, any Borrower, any of its Subsidiaries and any Person who may do business with or own securities of PMI, any Borrower or any such Subsidiary, all as if Citi was not the Facility Agent and without any duty to account therefor to the Lenders.
7.4.Lender Credit Decision.
(a)Each Lender acknowledges that it has, independently and without reliance upon the Facility Agent or any Arranger, or any other Lender and based on the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Facility Agent, any Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.
(b)If the Facility Agent (x) notifies a Lender or any Person who has received funds on behalf of a Lender (any such Lender or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Facility Agent has determined in its sole discretion that any funds received by such Payment

Recipient from the Facility Agent or any of its affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Facility Agent pending its return or repayment as contemplated below in this Section 7.4 and held in trust for the benefit of the Facility Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Facility Agent may, in its sole discretion, specify in writing), return to the Facility Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Facility Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Facility Agent in same day funds at the greater of the Federal Funds Effective Rate (if available) and a rate determined by the Facility Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Facility Agent to any Payment Recipient under this Section 7.4(b) shall be conclusive, absent manifest error.

(c)Without limiting Section 7.4(b), each Lender or any Person who has received funds on behalf of a Lender (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Facility Agent (or any of its affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Facility Agent (or any of its affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Facility Agent (or any of its affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of Section 7.4(c)(x) or Section 7.4(c)(y), an error and mistake shall be presumed to have been made (absent written confirmation from the Facility Agent to the contrary) or (B) an error and mistake has been made (in the case of Section 7.4(c)(z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in Section 7.4(c)(x), Section 7.4(c)(y) and Section 7.4(c)(z)) notify the Facility Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Facility Agent pursuant to this Section 7.4(c).

(d)Each Lender hereby authorizes the Facility Agent to set off, net and apply any and all amounts at any time owing to such Lender under this Agreement and any document related hereto, or otherwise payable or distributable by the Facility Agent to such Lender under this Agreement with respect to any payment of principal, interest, fees or other amounts, against any amount that the Facility Agent has demanded to be returned under Section 7.4(b).
(e) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Facility Agent for any reason, after demand therefor in accordance with Section 7.4(b), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Facility Agent’s notice to such Lender at any time, such Lender shall be deemed to have assigned its Advances (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Facility Agent may specify) (such assignment of the Advances (but not Commitments), the ”Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Facility Agent in such instance)), and is hereby (together with PMI and any Borrower) deemed to execute and deliver an Assignment and Acceptance, and such Lender shall deliver any Notes evidencing such Advances to PMI, any Borrower or the Facility Agent (but the failure of such Lender to deliver any such Notes shall not affect the effectiveness of the foregoing assignment), the Facility Agent as the assignee Lender shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, upon such deemed acquisition, the Facility Agent as the assignee Lender shall become a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender, and the Facility Agent will reflect in the Register its ownership interest in the Advances subject to the Erroneous Payment Deficiency Assignment and will provide PMI written notice of such assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement.
(ii)Subject to Section 9.7, the Facility Agent may, in its discretion, sell any Advances acquired pursuant to an Erroneous Payment

Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Advance (or portion thereof), and the Facility Agent shall retain all other rights, remedies and claims against such Lender (and/or against any Payment Recipient that receives funds on its respective behalf). In addition, each party hereto agrees that, except to the extent that the Facility Agent has sold an Advance (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment and irrespective of whether the Facility Agent may be equitably subrogated, the Facility Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under this Agreement with respect to each Erroneous Payment Return Deficiency Assignment.

The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by PMI or any Borrower; except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Facility Agent from PMI or any Borrower for the purpose of making the payment of such Obligations, provided that this Section 7.4 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of PMI or any Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Facility Agent.
(f)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Facility Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(g)Each party’s obligations, agreements and waivers under Section 7.4(b) through (f) shall survive the resignation or replacement of the Facility Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under this Agreement.
7.5.Indemnification. The Lenders agree to indemnify the Facility Agent (to the extent not reimbursed by PMI or the Borrowers), from and against such Lender’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Facility Agent in any way relating to or arising out of this Agreement or any action taken or omitted by the Facility Agent under this Agreement

(collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from the Facility Agent’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Facility Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by the Facility Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that the Facility Agent is not reimbursed for such expenses by PMI or the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.5 applies whether any such investigation, litigation or proceeding is brought by the Facility Agent, any Lender or a third party. For purposes of this Section 7.5, the Lenders’ respective ratable shares of any amount shall be determined, at any time, according to their respective aggregate Commitments at such time.

7.6.Successor Facility Agent.
(a)The Facility Agent may resign at any time by giving written notice thereof to the Lenders and PMI and may be removed at any time with or without cause by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Facility Agent. If no successor Facility Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Facility Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Facility Agent, then the retiring Facility Agent may, on behalf of the Lenders, appoint a successor Facility Agent, which shall be a commercial bank organized under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Facility Agent hereunder by a successor Facility Agent, such successor Facility Agent shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Facility Agent, and the retiring Facility Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Facility Agent’s resignation or removal hereunder as Facility Agent, the provisions of this Article 7 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Facility Agent under this Agreement.
(b)The Facility Agent shall resign in accordance with clause (a) above (and, to the extent applicable, shall use reasonable endeavors to appoint a successor Facility Agent pursuant to clause (a) above) if either:
(i)the Facility Agent fails to respond to a request under Section 2.19(i) or a Lender reasonably believes that the Facility Agent is not a FATCA Exempt Party;

(ii)the information supplied by the Facility Agent pursuant to Section 2.19(i) indicates that the Facility Agent is not a FATCA Exempt Party; or
(iii)the Facility Agent notifies PMI and the Lenders that the Facility Agent is not a FATCA Exempt Party;
and, in each case, PMI or a Lender reasonably believes that a party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and PMI or such Lender, by notice to the Facility Agent, requires it to resign.
7.7.Arrangers. Certain entities have been designated as Arrangers in connection with this Agreement, but the use of such titles does not impose on any of them any duties or obligations greater than those of any other Lender.
7.8.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Facility Agent and each Arranger, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other party to this Agreement, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans in connection with the Advances or the Commitments,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement,
(iii) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Advances, the Commitments and this Agreement, the entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Advances, the Commitments and this Agreement, or

(iv)such other representation, warranty and covenant as may be agreed in writing between the Facility Agent, in its sole discretion, and such Lender.
(b)In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Facility Agent and each Arranger, and not, for the avoidance of doubt, to or for the benefit of the Borrowers or any other party to this Agreement, that none of the Facility Agent or any Arranger is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Facility Agent under this Agreement, or any documents related hereto).
(c)The Facility Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person may receive interest or other payments with respect to the Advances, the Commitments, this Agreement and any other document related hereto, may recognize a gain if it extended the Advances or the Commitments for an amount less than the amount being paid for an interest in the Advances or the Commitments by such Lender or may receive fees or other payments in connection with the transactions contemplated hereby, any document related hereto or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, facility agent or collateral agent fees, utilization fees, minimum usage fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.
8.GUARANTY
8.1.Guaranty. PMI hereby unconditionally and irrevocably guarantees (the undertaking of PMI contained in this Article 8 being the “Guaranty”) the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of each Borrower now or hereafter existing under this Agreement, whether for principal, interest, fees, expenses or otherwise (such obligations being the “Obligations”), and any and all expenses (including counsel fees and expenses) incurred by the Facility Agent or the Lenders in enforcing any rights under the Guaranty.

8.2.Guaranty Absolute. PMI guarantees that the Obligations will be paid strictly in accordance with the terms of this Agreement, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Facility Agent or the Lenders with respect thereto. The liability of PMI under this Guaranty shall be absolute and unconditional irrespective of:
(a)any lack of validity, enforceability or genuineness of any provision of this Agreement or any other agreement or instrument relating thereto;
(b)any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement;
(c)any exchange, release or non-perfection of any collateral, or any release or amendment or waiver of or consent to departure from any other guaranty, for all or any of the Obligations; or
(d)any other circumstance which might otherwise constitute a defense available to, or a discharge of, a Borrower or PMI.
This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Obligations is rescinded or must otherwise be returned by the Facility Agent or any Lender upon the insolvency, bankruptcy or reorganization of a Borrower or otherwise, all as though such payment had not been made.
8.3.Waivers. PMI hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Obligations and this Guaranty and any requirement that the Facility Agent or any Lender protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against a Borrower or any other Person or any collateral.
(b)PMI hereby irrevocably waives any claims or other rights that it may now or hereafter acquire against any Borrower that arise from the existence, payment, performance or enforcement of PMI’s obligations under this Guaranty or this Agreement, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Facility Agent or any Lender against such Borrower or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from such Borrower, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right. If any amount shall be paid to PMI in violation of the preceding sentence at any time prior to the later of the cash payment in full of the Obligations and all other amounts payable under this Guaranty and the Termination Date, such amount shall be held in trust for the benefit of the Facility Agent and the Lenders and shall forthwith be paid to the Facility Agent to be credited and applied to the Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of this Agreement and this Guaranty, or to be held as collateral for any Obligations or other amounts payable under this Guaranty thereafter arising. PMI acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Agreement and this Guaranty and that the waiver set forth in this Section 8.3(b) is knowingly made in contemplation of such benefits.

8.4.Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in full force and effect until payment in full (after the Termination Date) of the Obligations and all other amounts payable under this Guaranty, (A) be binding upon PMI, its successors and assigns, and (B) inure to the benefit of and be enforceable by the Lenders, the Facility Agent and their respective successors, transferees and assigns.
9.MISCELLANEOUS
9.1.Amendments, Etc. No amendment or waiver of any provision of this Agreement, nor consent to any departure by any Borrower or PMI therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Lenders affected thereby, do any of the following: waive any of the conditions specified in Sections 3.1, 3.2 and 3.3, increase the Commitments of the Lenders or subject the Lenders to any additional obligations, reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder,  postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, change the percentage of the Commitments, or the number of Lenders, that shall be required for the Lenders or any of them to take any action hereunder, release PMI from any of its obligations under Article 8 or amend this Section 9.1; and provided further that no amendment, waiver or consent shall, unless in writing and signed by the Facility Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Facility Agent under this Agreement or any Advance.
9.2.Notices, Etc. Addresses. All notices and other communications provided for hereunder shall be in writing (including facsimile communication) and mailed, emailed, or delivered, as follows:
if to any Borrower or to PMI, as guarantor:

Philip Morris International Inc.
120 Park Avenue
New York, New York 10017 USA
Attention: Vice President, Associate General Counsel & Corporate Secretary

and

Philip Morris Products S.A.
Avenue de Rhodanie 50
1001 Lausanne
Switzerland
Attention: Vice President Treasury and Corporate Finance
Fax number: +41-58-242-0101
Email: Frank.DeRooij@pmi.com

and

Philip Morris Finance SA
Avenue de Rhodanie 50
1001 Lausanne Switzerland
Attention: Director Treasury
Fax number: +41-58-242-0101
Email: cedric.dufresne@pmi.com

if to any Initial Lender, at its Applicable Lending Office specified opposite its name on Schedule 1 hereto;

if to any other Lender, at its Applicable Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender;

if to Citi, as Facility Agent:

Citibank Europe PLC, UK Branch
Email: gary.brine@citi.com / cairy.bailey@citi.com
MAILING ADDRESS
EMEA Loans Agency
5th Floor Citigroup Centre
Mail drop CGC2 05-65
25 Canada Square Canary Wharf
London E14 5LB, U.K

as to the Borrower or the Facility Agent at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to PMI and the Facility Agent.

(b)Effectiveness of Notices. All such notices and communications shall, when mailed or telecopied, be effective when deposited in the mail or telecopied, respectively, except that notices and communications to the Facility Agent pursuant to Article 2, 3 or 7 shall not be effective until received by the Facility Agent, provided that any such notice received by the Facility Agent after 5:00 p.m. London time shall be deemed effective at the opening of business on the next Business Day. Delivery of a .PDF or facsimile of an executed counterpart of any amendment or waiver of any provision of this Agreement or of any Exhibit hereto to be executed and delivered hereunder shall be effective as delivery of a manually executed counterpart thereof. Notices and other communications sent to an email address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.
9.3.No Waiver; Remedies. No failure on the part of any Lender or the Facility Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
9.4.Costs and Expenses. Facility Agent; Enforcement. PMI agrees to pay on demand all reasonable costs and expenses in connection with the preparation, execution, delivery, administration (excluding any cost or expenses for administration related to the overhead of the Facility Agent), modification and amendment of this Agreement and the documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Facility Agent with respect thereto and with respect to advising the Facility Agent as to its rights and responsibilities under this Agreement, and all costs and expenses of the Lenders and the Facility Agent, if any (including, without limitation, reasonable counsel fees and expenses of the Lenders and the Facility Agent), in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of this Agreement and the other documents to be delivered hereunder.
(b)Prepayment of Advances. If any payment of principal of Advance is made other than on the last day of the Interest Period for such Advance or at its maturity, as a result of a payment pursuant to Section 2.15, acceleration of the maturity of the Advances pursuant to Section 6.2, an assignment made as a result of a demand by PMI pursuant to Section 9.7(a) or for any other reason, PMI shall, upon demand by any Lender (with a copy of such demand to the Facility Agent), pay to the Facility Agent for the account of such Lender any amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment, including, without limitation, any loss (excluding loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain such Advance. Without prejudice to the survival of any other agreement of any Borrower or PMI hereunder, the agreements and obligations of each Borrower and PMI contained in Section 2.3(c), 2.10(c), 2.16, 2.19, and this Section 9.4(b) shall survive the payment in full of principal and interest hereunder.

(c)Indemnification. Each Borrower and PMI jointly and severally agree to indemnify and hold harmless the Facility Agent and each Lender and each of their respective affiliates, control persons, directors, officers, employees, attorneys and agents (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and disbursements of counsel) which may be incurred by or asserted against any Indemnified Party, in each case in connection with or arising out of, or in connection with the preparation for or defense of, any investigation, litigation, or proceeding related to any transaction or proposed transaction (whether or not consummated) in which any proceeds of any Borrowing are applied or proposed to be applied, directly or indirectly, by any Borrower, whether or not such Indemnified Party is a party to such transaction or related to any Borrower’s or PMI’s entering into this Agreement, or to any actions or omissions of any Borrower or PMI, any of their respective Subsidiaries or affiliates or any of its or their respective officers, directors, employees or agents in connection therewith, in each case whether or not an Indemnified Party is a party thereto and whether or not such investigation, litigation or proceeding is brought by PMI or any Borrower or any other Person; provided, however, that neither any Borrower nor PMI shall be required to indemnify any such Indemnified Party from or against any portion of such claims, damages, losses, liabilities or expenses that is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnified Party. No party to this Agreement shall be liable for any special, indirect, consequential or punitive damages in connection with the Facility; provided that nothing in this last sentence shall relieve PMI or any Borrower of any obligation it may have to indemnify an Indemnified Party against special, indirect, consequential or punitive damages asserted against such Indemnified Party by a third party.
9.5.Right of Set-Off. Upon the occurrence and during the continuance of any Event of Default and the making of the request or the granting of the consent specified by Section 6.2 to authorize the Facility Agent to declare the Advances due and payable pursuant to the provisions of Section 6.2, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of PMI or any Borrower against any and all of the obligations of any Borrower or PMI now or hereafter existing under this Agreement, whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. Each Lender shall promptly notify the appropriate Borrower or PMI, as the case may be, after any such set-off and application, provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender and its affiliates under this Section 9.5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender and its affiliates may have.

9.6.Binding Effect. This Agreement shall be binding upon and inure to the benefit of PMI, the Facility Agent and each Lender and their respective successors and assigns, except that neither any Borrower nor PMI shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.
9.7.Assignments and Participations. Assignment of Lender Obligations. Each Lender may and, if demanded by PMI upon at least five Business Days’ notice to such Lender and the Facility Agent, will assign to one or more Persons all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Advances owing to it), subject to the following:
(i)each such assignment shall be of a constant, and not a varying, percentage of all rights and obligations under one or more Tranches under this Agreement (it being understood that any assignment of a 3-Year Tranche Commitment or 3-Year Tranche Advance shall include a proportionate assignment of a 5-Year Tranche Commitment or 5-Year Tranche Advance);
(ii)the amount of the Commitment of the assigning Lender being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than €10,000,000 for Commitments (subject, in each case, to reduction at the sole discretion of PMI) and shall be an integral multiple of €1,000,000;
(iii)each such assignment shall be to an Eligible Assignee;
(iv)each such assignment made as a result of a demand by PMI pursuant to this Section 9.7(a) shall be arranged by PMI after consultation with the Facility Agent and shall be either an assignment of all of the rights and obligations of the assigning Lender under this Agreement or an assignment of a portion of such rights and obligations made concurrently with another such assignment or other such assignments which together cover all of the rights and obligations of the assigning Lender under this Agreement;
(v)no Lender shall be obligated to make any such assignment as a result of a demand by PMI pursuant to this Section 9.7(a) unless and until such Lender shall have received one or more payments from either the Borrowers to which it has outstanding Advances or one or more Eligible Assignees in an aggregate amount at least equal to the aggregate outstanding principal amount of the Advances owing to such Lender, together with accrued interest thereon to the date of payment of such principal amount and all other amounts payable to such Lender under this Agreement; and

(vi)the parties to each such assignment shall execute and the assigning Lender shall, not less than five Business Days prior to the effectiveness of any Assignment and Acceptance, deliver to the Facility Agent which shall give prompt notice thereof to PMI by facsimile, for the Facility Agent’s acceptance and recording in the Register, an Assignment and Acceptance, together with a processing and recordation fee of €2,000 for Commitments (payable by the assignee unless otherwise agreed); provided that, if such assignment is made as a result of a demand by PMI under this Section 9.7(a), PMI shall pay or cause to be paid such €2,000 fee.
Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, (x) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (y) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (other than those provided under Section 9.4) and be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto), other than Section 9.12.
(b)Assignment and Acceptance. By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other instrument or document furnished pursuant hereto; such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or PMI or the performance or observance by any Borrower or PMI of any of its obligations under this Agreement or any other instrument or document furnished pursuant hereto; such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.1(e) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such

Assignment and Acceptance; such assignee will, independently and without reliance upon the Facility Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; such assignee confirms that it is an Eligible Assignee; such assignee represents that the source of any funds it is using to acquire the assigning Lender’s interest or to make any Advance is not and will not be plan assets as defined under the Department of Labor Plan Asset Regulations (Section 2510.3-101 of Part 2510 of Chapter XXV, Title 29 of the Code of Federal Regulations, as amended by Section 3(42) of ERISA and as may be further amended) or the assignment or Advance is not and will not be a non-exempt prohibited transaction as defined in Section 406 of ERISA or Section 4975(c) of the Internal Revenue Code; such assignee appoints and authorizes the Facility Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement as are delegated to the Facility Agent by the terms hereof, together with such powers and discretion as are reasonably incidental thereto; and such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender.

(c)Facility Agent’s Acceptance. Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with any Note or Notes subject to such assignment, the Facility Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit C hereto and if the Facility Agent has received all requested documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, accept such Assignment and Acceptance,  record the information contained therein in the Register and give prompt notice thereof to PMI.
(d)Register. The Facility Agent shall maintain at its address referred to in Section 9.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names of the Lenders and the Commitment of, and principal amount of the Advances owing to, each Lender from time to time (the “Register”). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and PMI, the Borrowers, the Facility Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by PMI or any Borrower at any reasonable time and from time to time upon reasonable prior notice.
(e)Sale of Participation. Each Lender may sell participations to one or more Qualifying Banks in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment, the Advances owing to it and any Note or Notes held by it), subject to the following:

(i)such Lender’s obligations under this Agreement (including, without limitation, its Commitment to PMI hereunder) shall remain unchanged,
(ii)such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii)PMI, the other Borrowers, the Facility Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and
(iv)no participant under any such participation shall have any right to approve any amendment or waiver of any provision of this Agreement, or any consent to any departure by any Borrower or PMI therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation.
Each Lender that sells a participation shall maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Advances or other obligations (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Facility Agent (in its capacity as Facility Agent) shall have no responsibility for maintaining a Participant Register.
(f)Disclosure of Information. Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.7, disclose to the assignee or participant or proposed assignee or participant, any information relating to PMI or any Borrower furnished to such Lender by or on behalf of PMI or any Borrower; provided that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any confidential information relating to PMI received by it from such Lender by signing a confidentiality agreement substantially in the form attached hereto as Exhibit H.
(g)Regulation A Security Interest. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Agreement (including, without limitation, the

Advances owing to it and any Note or Notes held by it) in favor of any Federal Reserve Bank or any other central bank in accordance with Regulation A.

9.8.Designated Subsidiaries. Designation. PMI may at any time, and from time to time, by delivery to the Facility Agent of a Designation Agreement duly executed by PMI and the respective Subsidiary and substantially in the form of Exhibit D hereto, designate such Subsidiary as a “Designated Subsidiary” for purposes of this Agreement and such Subsidiary shall thereupon become a “Designated Subsidiary” for purposes of this Agreement and, as such, shall have all of the rights and obligations of a Borrower hereunder. The Facility Agent shall promptly notify each Lender of each such designation by PMI and the identity of the respective Subsidiary.
(b)Termination. Upon the payment and performance in full of all of the indebtedness, liabilities and obligations under this Agreement of any Designated Subsidiary then, so long as at the time no Notice of Borrowing in respect of such Designated Subsidiary is outstanding, such Subsidiary’s status as a “Designated Subsidiary” shall terminate upon notice to such effect from the Facility Agent to the Lenders (which notice the Facility Agent shall give promptly, and only upon its receipt of a request therefor from PMI). Thereafter, the Lenders shall be under no further obligation to make any Advance hereunder to such former Designated Subsidiary until such time as it has been redesignated a Designated Subsidiary by PMI pursuant to Section 9.8(a).
(c)In connection with an Advance or Advances made to a particular Designated Subsidiary, each Lender shall have the right at any time and from time to time to nominate an affiliate to fund such Advance on its behalf, in each case, upon notice to the Facility Agent and PMI and subject to receipt by the Facility Agent of all requested documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; provided that PMI shall not incur or be responsible for any additional costs or expenses as a result of the nomination of or funding of such Advance by such affiliate.
9.9.Governing Law. This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
9.10.Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.
9.11.Jurisdiction, Etc. Submission to Jurisdiction; Service of Process. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York state court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York state court or, to the extent permitted by law, in such federal court. Each Borrower (other than PMI) hereby agrees that service of process in any such action or proceeding brought in any such New York state court or in such federal court may be made upon PMI at 120 Park Avenue, New York, NY 10017, Attention: Corporate Secretary, or such other address in the United States as notified to the Facility Agent from time to time (the “Process Agent”), and each Designated Subsidiary hereby irrevocably appoints the Process Agent its authorized agent to accept such service of process, and agrees that the failure of the Process Agent to give any notice of any such service shall not impair or affect the validity of such service or of any judgment rendered in any action or proceeding based thereon. Each Borrower hereby further irrevocably consents to the service of process in any action or proceeding in such courts by the mailing thereof by any parties hereto by registered or certified mail, postage prepaid, to such Borrower at its address specified pursuant to Section 9.2. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to serve legal process in any other manner permitted by law or to bring any action or proceeding relating to this Agreement or the Notes in the courts of any jurisdiction.

(b)PMI as Process Agent. PMI hereby accepts its appointment as Process Agent and agrees that it will maintain an office in New York, New York, or such other address in the United States as notified to the Facility Agent from time to time, through the Termination Date and will give the Facility Agent prompt notice of any change of its address, it will perform its duties as Process Agent to receive on behalf of each Designated Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any New York State or federal court sitting in New York City arising out of or relating to this Agreement and it will forward forthwith to each Designated Subsidiary at its then current address copies of any summons, complaint and other process which PMI receives in connection with its appointment as Process Agent.
(c)Waivers. Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the Notes in any New York state or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court. Each of the parties hereto hereby irrevocably agrees that, to the extent that it now has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States of America or elsewhere, arising out of this Agreement or the subject matter hereof or any of the transactions contemplated hereby brought by any of the parties hereto or their successors or assigns, including without limitation immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution or enforcement of a judgment and immunity of any of its property from attachment prior to any entry of judgment, it hereby expressly and irrevocably waives and agrees not to assert any such immunity and such waiver shall be irrevocable and not subject to withdrawal in any jurisdiction, including without limitation under the Foreign Sovereign Immunities Act of 1976. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATED TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENTS.

9.12.Confidentiality. None of the Facility Agent, the Arrangers nor any Lender shall disclose any confidential information relating to PMI or any Borrower to any other Person without the consent of PMI, other than to the Facility Agent’s or such Lender’s affiliates, branches and representative offices in any jurisdiction and their officers, directors, employees, agents, advisors, auditors, insurers and, as contemplated by Section 9.7(f), actual or prospective assignees and participants, and then, in each such case, only on a confidential basis; provided, however, that such actual or prospective assignee or participant shall have been made aware of this Section 9.12 and shall have agreed to be bound by its provisions as if it were a party to this Agreement, as required by any law, rule or regulation or judicial process, as requested or required by any state, federal or foreign authority or examiner regulating banks or banking or other financial institutions, and to any rating agency that provides ratings of such Lender or its affiliates.
9.13.Integration. This Agreement and the Notes represent the agreement of PMI, the other Borrowers, the Facility Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the Facility Agent, PMI, the other Borrowers or any Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the Notes other than the matters referred to in Sections 2.13(c) and 9.4(a) and except for Confidentiality Agreements entered into by each Lender in connection with this Agreement.
9.14.USA Patriot Act Notice, Etc. The Facility Agent and each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and 31 C.F.R. § 1010.230 or any similar “know your customer” or other similar checks under all applicable laws and regulations, it is required to obtain, verify and record information that identifies the Borrowers, which information includes the name and address of each Borrower and other information that will allow such Lender to identify such Borrower in accordance with the Patriot Act or any similar “know your customer” or other similar checks under all applicable laws and regulations.

9.15.Judgment. If for the purposes of obtaining judgment in any court it is necessary to convert a sum due hereunder in Dollars into Euro, or to convert a sum due hereunder in Euro into Dollars, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be the equivalent thereof on the Business Day preceding that on which final judgment is given.
(b)The obligation of any Borrower in respect of any sum due from it in Euro (the “Primary Currency”) to any Lender or the Facility Agent hereunder shall, notwithstanding any judgment in any other currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Facility Agent (as the case may be), of any sum adjudged to be so due in such other currency, such Lender or the Facility Agent (as the case may be) may in accordance with normal banking procedures purchase the applicable Primary Currency with such other currency; if the amount of the applicable Primary Currency so purchased is less than such sum due to such Lender or the Facility Agent (as the case may be) in the applicable Primary Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Facility Agent (as the case may be) against such loss, and if the amount of the applicable Primary Currency so purchased exceeds such sum due to any Lender or the Facility Agent (as the case may be) in the applicable Primary Currency, such Lender or the Facility Agent (as the case may be) agrees to remit to the applicable Borrower such excess.
9.16.Acknowledgement and Consent to Bail-In of Certain Financial Institutions. Notwithstanding anything to the contrary in this Agreement or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under this Agreement, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement; or

(iii)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.
[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

PHILIP MORRIS INTERNATIONAL INC.
By:	/s/ Frank de Rooij
Name: Frank de Rooij
Title: Vice President
Treasury and Corporate Finance

[Signature Page – Term Loan Credit Agreement]

CITIBANK EUROPE PLC, UK BRANCH, as Facility Agent
By:	/s/ Alessandra Torio Scaglia
Name: Alessandra Torio Scaglia
Title: Vice President EMEA Loans Agency

CITIBANK, N.A., as Initial Lender
By:	/s/ Paul Gibbs
Name: Paul Gibbs
Title: Managing Director

BANK OF AMERICA, N.A., LONDON BRANCH, as Initial Lender
By:	/s/ Sharon Panoji
Name: Sharon Panoji
Title: Director

MIZUHO BANK, LTD., as Initial Lender
By:	/s/ John Davies
Name: John Davies
Title: Executive Director

BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as Initial Lender
By:	/s/ Cara Younger
Name: Cara Younger
Title: Executive Director

By:	/s/ David Calvo Ruiz
Name: David Calvo Ruiz
Title: Managing Director
[Signature Page – Term Loan Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION, as Initial Lender
By:	/s/ Haruhisa Okamoto
Name: Haruhisa Okamoto
Title: Managing Director

By:	/s/ Harald Wimmer
Name: Dr. Harald Wimmer
Title: Executive Director
[Signature Page – Term Loan Credit Agreement]

WELLS FARGO BANK, N.A., LONDON BRANCH, as Initial Lender
By:	/s/ Oliver Cordell
Name: Oliver Cordell
Title: Managing Director

[Signature Page – Term Loan Credit Agreement]

CREDIT SUISSE AG, NEW YORK BRANCH, as Initial Lender
By:	/s/ Komal Shah
Name: Komal Shah
Title: Authorized Signatory

By:	/s/ Michael Dieffenbacher
Name: Michael Dieffenbacher
Title: Authorized Signatory
CREDIT SUISSE (SWITZERLAND) LTD., as Initial Lender
By:	/s/ Ursula Schwarzenberger
Name: Ursula Schwarzenberger
Title: Authorised Signatory

By:	/s/ Christoph Bischofberger
Name: Christoph Bischofberger
Title: Authorised Signatory

[Signature Page – Term Loan Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Initial Lender
By:	/s/ Ming K. Chu
Name: Ming K. Chu
Title: Director

By:	/s/ Annie Chung
Name: Annie Chung
Title: Director

BARCLAYS BANK PLC, as Initial Lender
By:	/s/ Odilon Du Bouetiez
Name: Odilon Du Bouetiez
Title: VP – GLG

[Signature Page – Term Loan Credit Agreement]

HSBC CONTINENTAL EUROPE, as Initial Lender
By:	/s/ Eric Beautheac
Name: Eric Beautheac
Title: Director, Head of Multinationals France

By:	/s/ Steven Dembele
Name: Steven Dembele
Title: Associate Director – Mutinationals Coverage
HSBC BANK PLC, as Initial Lender
By:	/s/ Rod Stoyle
Name: Rod Stoyle
Title: Vice President

[Signature Page – Term Loan Credit Agreement]

BANCO SANTANDER, S.A., as Initial Lender
By:	/s/ Fatima Moreno
Name: Fatima Moreno
Title: Attorney

By:	/s/ Lucas Videla
Name: Lucas Videla
Title: M.D.
[Signature Page – Term Loan Credit Agreement]

COMMERZBANK AG, NEW YORK BRANCH, as Initial Lender
By:	/s/ Pedro Bell
Name: Pedro Bell
Title: Managing Director

By:	/s/ Mathew Ward
Name: Mathew Ward
Title: Managing Director
[Signature Page – Term Loan Credit Agreement]

STANDARD CHARTERED BANK, as Initial Lender
By:	/s/ Simon Derrick
Name: Simon Derrick
Title: Managing Director

[Signature Page – Term Loan Credit Agreement]

MUFG BANK, LTD., as Initial Lender
By:	/s/ Sarah Carroll
Name: Sarah Carroll
Title: Managing Director

[Signature Page – Term Loan Credit Agreement]

BANK OF CHINA (EUROPE) S.A., as Initial Lender
By:	/s/ Zhiyao Guo
Name: Zhiyao Guo
Title: Deputy General Manager

    [Signature Page – Term Loan Credit Agreement]